   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 15, 1999.
                                                   REGISTRATION NO. 333-________
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 ---------------

                       AFFILIATED COMPUTER SERVICES, INC.
             (Exact name of registrant as specified in its charter)

                   DELAWARE                                 51-0310342
         (State or other jurisdiction                    (I.R.S. Employer
      Of incorporation or organization)                 Identification No.)

                               ACS CAPITAL TRUST I
             (Exact name of registrant as specified in its charter)

                   DELAWARE                              TO BE APPLIED FOR
         (State or other jurisdiction                    (I.R.S. Employer
      Of incorporation or organization)                 Identification No.)

                              ACS CAPITAL TRUST II
             (Exact name of registrant as specified in its charter)

                   DELAWARE                              TO BE APPLIED FOR
         (State or other jurisdiction                    (I.R.S. Employer
      Of incorporation or organization)                 Identification No.)


                               2828 NORTH HASKELL
                               DALLAS, TEXAS 75204
                                 (214) 841-6111
          (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)
                                 ---------------

                                 DAVID W. BLACK
                               2828 NORTH HASKELL
                               DALLAS, TEXAS 75204
                                 (214) 841-6152
                      (Name, address and telephone number,
                   including area code, of agent for service)

                                 With a copy to:

                              DAVID G. LUTHER, JR.
                              HUGHES & LUCE, L.L.P.
                          1717 MAIN STREET, SUITE 2800
                               DALLAS, TEXAS 75201
                                 (214) 939-5500

                                 ---------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

                                 ---------------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

   TITLE OF EACH CLASS OF                                   PROPOSED MAXIMUM           PROPOSED MAXIMUM
     SECURITIES TO BE              AMOUNT TO BE              OFFERING PRICE           AGGREGATE OFFERING            AMOUNT OF
        REGISTERED                  REGISTERED                PER UNIT (1)                 PRICE (2)            REGISTRATION FEE
----------------------------     ----------------           ----------------          ------------------        ----------------
DEBT SECURITIES (3)......
COMMON STOCK (4).........              (10)                       (10)                       (10)                      (10)
PREFERRED STOCK (5)......
DEPOSITARY SHARES(6).....
WARRANTS (7)
ACS CAPITAL TRUST I
CAPITAL SECURITIES
ACS CAPITAL TRUST II
CAPITAL SECURITIES(8)
GUARANTEES OF AFFILIATED
COMPUTER SERVICES, INC.
WITH RESPECT TO CAPITAL
SECURITIES (9)...........
                                 ----------------           ----------------          ------------------        ----------------
TOTAL....................        $500,000,000(11)                 100%                 $500,000,000(11)             $139,000
                                                                                                                   -----------

(1) The proposed maximum offering price per unit will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(2) The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act.

(3) Subject to note (11) below, there is being registered hereunder an indeterminate principal amount of senior and subordinated debt securities as may be sold, from time to time, by the registrant at indeterminate prices, including an indeterminate amount of debt securities as may be issued in connection with the issuance of capital securities of ACS Capital Trust I and ACS Capital Trust II or in connection with warrants. If any debt securities are issued at an original issue discount, then the offering price shall be in the greater principal amount as shall result in an aggregate initial offering price not to exceed $500,000,000 less the dollar amount of any securities previously issued hereunder.

(4) Subject to note (11) below, there is being registered hereunder an indeterminate number of shares of Class A common stock or, in the case of the selling stockholder, an indeterminant number of shares of Class A common stock up to 2,574,772, as may be sold, from time to time, by the registrant or the selling stockholder at indeterminate prices. There are also being registered hereunder an indeterminate number of shares of common stock as may be issuable upon conversion of preferred stock, debt securities or exercise of warrants registered hereby. No separate consideration will be received for common stock issued upon conversion of preferred stock or debt securities. Includes an equivalent number of rights to purchase shares of Class A common stock issuable under ACS's First Amended and Restated Rights Agreement.

(5) Subject to note (11) below, there is being registered hereunder an indeterminate number of shares of preferred stock as may be sold, from time to time, by the registrant at indeterminate prices. There are also being registered hereunder an indeterminate number of shares of common stock as may be issuable upon conversion of debt securities or exercise of warrants registered hereby. No separate consideration will be received for common stock issued upon conversion of debt securities.

(6) Subject to note (11), there is being registered hereunder an indeterminate number of depositary shares to be evidenced by depositary receipts issued pursuant to a depositary agreement. In the event ACS elects to offer to the public fractional interests in shares of the preferred stock registered hereunder, depositary receipts will be distributed to those persons purchasing such fractional interests, and such shares will be issued to the depositary bank under the depositary agreement.

(7) Subject to note (11) below, there is being registered hereunder an indeterminate number of warrants or other rights, including, without limitation, share purchase or subscription rights, as may be sold, from time to time, by the registrant at indeterminate prices.

(8) Subject to note (11) below, there is being registered hereunder an indeterminate number of shares of capital securities of ACS Capital Trust I and ACS Capital Trust II, as may be sold, from time to time, by the trusts at indeterminate prices.

(9) No additional consideration will be received from the Affiliated Computer Services, Inc. Guarantees with respect to the capital securities.

(10)     Not applicable pursuant to General Instruction II.D. of Form S-3.

(11) In no event will the aggregate initial public offering price of all securities issued from time to time pursuant to this registration statement exceed $500,000,000. The aggregate amount of Class A common stock registered hereunder is further limited to that which is permissible under Rule 415(a)(4) of the Securities Act. The securities registered hereunder may be sold separately or as units with other securities registered hereunder.

                                 ---------------

     THE REGISTRANTS HEREBY AMENDS THIS REGISTRATION STATEMENT ON THAT DATE OR THOSE DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THAT DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES, NOR WILL WE SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM IN ANY STATE OR OTHER JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL PRIOR TO REGISTRATION OR QUALIFICATION IN THAT STATE OR JURISDICTION. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.

                SUBJECT TO COMPLETION, DATED NOVEMBER 15, 1999.

PROSPECTUS

[ACS LOGO]

                                  $500,000,000

                       AFFILIATED COMPUTER SERVICES, INC.

                                 Debt Securities
                              Class A Common Stock
                                 Preferred Stock
                                Depositary Shares
                                    Warrants

                               ACS CAPITAL TRUST I
                              ACS CAPITAL TRUST II

                               Capital Securities
                      Fully and Unconditionally Guaranteed,
                       To The Extent Described Herein, By

                       AFFILIATED COMPUTER SERVICES, INC.

                                 --------------

     We, Affiliated Computer Services, Inc., may from time to time offer under this prospectus:

               o unsecured general obligations in the form of either senior or subordinated debt;

               o shares of our Class A common stock, par value $.01 per share;

               o    shares of our preferred stock, par value $1.00 per share;

               o    our depositary shares; or

               o    warrants.

Senior debt includes our notes, debt and guarantees that are for money borrowed and are not subordinated. Subordinated debt, designated as subordinated debt at the time we issue it, is entitled to interest and principal payments after payments on our senior debt. We have two classes of common stock outstanding. Our Chairman of the Board, Darwin Deason, may also from time to time offer and sell shares of Class A common stock as the selling stockholder. We will not receive any proceeds from the sale of shares by Mr. Deason.

          ACS Capital Trust I and ACS Capital Trust II, each a trust created under the laws of the State of Delaware, may each offer and issue from time to time capital securities representing preferred beneficial ownership interests in those trusts with such terms as are described in this prospectus and in the applicable prospectus supplement. We will own, directly or indirectly, all of the common securities representing common beneficial ownership interests in each trust. We will guarantee payment to holders of capital securities the cash distributions on the capital securities and amounts payable upon redemption of the capital securities, liquidation of the applicable trust or otherwise, to the extent described in this prospectus and in the applicable prospectus supplement. The only assets of a trust will be debt securities purchased from us with the proceeds from the issuance of its capital securities and common securities. Our guarantees will rank equally with the debt securities purchased with the proceeds of the capital securities covered by each guarantee. If specified in the applicable prospectus supplement, the debt securities may be distributed pro rata to holders of the capital securities and common securities at those times as may be described in the prospectus supplement.

         Throughout this prospectus we will refer to our debt securities, Class A common stock, preferred stock, depositary shares, guarantees and/or warrants and/or the capital securities of ACS Capital Trust I or of ACS Capital Trust II as the "securities". We and the trusts will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

     THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE THE SALES OF THE SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

     The Class A common stock is listed on the New York Stock Exchange under the symbol "ACS". The last reported sale price of our Class A common stock on November 12, 1999 was $39 5/8 per share.

     SEE "RISK FACTORS" BEGINNING ON PAGE 1 TO READ ABOUT RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING OUR SECURITIES.

     We, the trusts, and, in the case of the Class A common stock only, Mr. Deason, may offer and sell the offered securities directly to purchasers or through agents, underwriters or dealers that we, the trusts or, in the case of shares of Class A common stock that may be offered by the selling stockholder, Mr. Deason, may choose from time to time. If we, the trusts, or Mr. Deason chooses agents, underwriters or dealers to offer or sell the securities, we will disclose their names and the selling commissions or discounts they will receive in a supplement to this prospectus.

                                 ---------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED ANY OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------


                The date of this prospectus is           , 1999.

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we and the trusts filed with the SEC utilizing a "shelf" registration process. Under this shelf process we and the trusts may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000, including one or more offerings of Class A common stock by Mr. Deason as the selling stockholder, not to exceed in the aggregate 2,574,772 shares.

         This prospectus provides you with a general description of the securities we or the trusts may offer. Each time we, the trusts, or Mr. Deason sells securities, we or the trusts will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information incorporated by reference into this prospectus.

                                  RISK FACTORS


         You should carefully consider the following risk factors and warnings before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could be hurt, the price of our securities could decline, we may not be able to repay our debt securities, and you may lose all or part of your investment. You should also refer to the other information contained in this prospectus and incorporated in this prospectus by reference, including our consolidated financial statements and the related notes, and any information contained in a supplemental prospectus.

LOSS OF SIGNIFICANT CLIENTS, SUCH AS THE DEPARTMENT OF EDUCATION OR OTHER MAJOR CLIENTS, COULD HURT OUR BUSINESS BY REDUCING OUR REVENUES AND PROFITABILITY

         Our success depends substantially upon retaining our significant clients. Generally, we may lose clients due to merger or acquisition, business failure, contract expiration, conversion to a competing data processor or conversion to an in-house data processing system. We cannot guarantee that we will be able to retain long-term relationships or secure renewals of short-term relationships with our significant clients in the future.

         We incur a high level of fixed costs related to our technology outsourcing and business process outsourcing clients. These fixed costs result from significant investments in data processing centers, including computer hardware platforms, computer software, facilities, and client service infrastructure. The loss of any one of our significant clients could leave us with a significantly higher level of fixed costs than is necessary to serve our remaining clients, thereby reducing our profitability.

         We also are vulnerable to reduced processing volumes from our clients, which could occur due to business downturns, product liability issues, work stoppages by organized labor, potential year 2000 problems affecting our clients' business or other business reasons. Many of our clients are in industries that are currently undergoing significant consolidation. In the past, we have modified contracts on terms that have been both adverse and beneficial, and it is possible that future adverse modifications may occur. Our five largest clients accounted for approximately 19% of our revenue for the fiscal year ended June 30, 1999. For the fiscal year ended June 30, 1998, our five largest clients accounted for approximately 25% of our revenue. Approximately 7% of our revenue in fiscal 1999 and 8% of our revenue in fiscal 1998 came from services performed for the Department of Education. Our agreement with the Department of

Education expires in September 2003; however, the agreement contains provisions allowing the Department of Education to terminate the contract prior to the expiration date, in specified circumstances, including termination for convenience. If the Department of Education terminates the contract, we would generally be reimbursed for the then remaining unamortized costs incurred with respect to providing the services under the contract, except to the extent that we are able to use any hardware, software or other resources for other purposes. Our relationship with the Department of Education is also subject to the risks of the reduction or modification of the contract due to changing needs and requirements or to unavailability of funds from the United States government. See "-- Our government contracts allow for termination at anytime without cause and contain extensive audit rights, either of which could hurt our revenues and profits" for a description of related risks. We cannot assure you that the Department of Education will not cancel or modify the contract or that we will maintain our historic level of revenue or profit from this relationship.

         After the Department of Education, our next four largest clients accounted for approximately 11% of our revenue in fiscal 1999 and 17% of our revenue in fiscal 1998, and have remaining terms of one to five years.

WE HAVE SIGNIFICANT INVESTMENTS IN SOME CLIENT CONTRACTS WHICH EXPOSE US TO THE RISK OF THESE CLIENTS' FINANCIAL CONDITION

         We must make significant capital investments in order to attract and retain large outsourcing agreements. We sometimes must purchase assets such as computing equipment and purchased software, assume financial obligations such as computer lease and software maintenance obligations, make investments in securities issued by clients, incur capital expenditures or incur expenses necessary to provide outsourcing services to a client. We cannot guarantee that we will be able to finance and properly evaluate these assets and investments. We record these investments and asset purchases at fair market value. We record the remainder of the purchase amount as intangible assets, which are then amortized over the term of each contract. The termination of a client contract or the deterioration of the financial condition of a client has in the past, and may in the future, result in an impairment of the net book value of the assets recorded.

COMPETITION IN OUR MARKETS COULD FORCE US TO LOWER PRICES OR CAUSE US TO LOSE BUSINESS TO OUR COMPETITORS

         We cannot guarantee that we will be able to compete successfully in the future. We expect to encounter additional competition as we address new markets and as the computing and communications markets converge. If we are forced to lower our pricing or if demand for our services decreases, our business, financial condition, and results of operations will be materially and adversely affected. Our markets are intensely competitive and highly fragmented. Our market share represents a small percentage of the total technology services market. Our clients' requirements and the technology available to satisfy those requirements continually change. Our principal competitors include Electronic Data Systems Corporation, IBM Global Services, Computer Sciences Corporation and several other national and regional competitors. Many of our competitors have greater financial, technical, and operating resources and a larger client base than we do. They may be able to use their resources to adapt more quickly to new or emerging technologies or to devote greater resources to the promotion and sale of their products and services. Many of our largest competitors have a greater international presence than us and offer a broader range of services. In addition, we must frequently compete with a client's own internal information technology capability, which may constitute a fixed cost for the client.

OUR ABILITY TO MEET CHANGES IN TECHNOLOGY COULD BE EXPENSIVE AND, IF WE DO NOT KEEP UP WITH THESE CHANGES, WE COULD LOSE EXISTING CUSTOMERS AND BE UNABLE TO ATTRACT NEW CUSTOMERS

         The markets for our information technology services are subject to rapid technological changes and rapid changes in client requirements. To compete, we commit substantial resources to operating multiple hardware platforms, to customizing third-party software programs and to training client personnel and our personnel in the use of new technologies. Future hardware and software products may be able to manipulate large amounts of data more cost-effectively than existing mainframe platforms which we use. Information processing is shifting toward client-server and web-based systems, in which individual computers or groups of personal computers and mid-range systems replace mainframe systems. This trend could adversely affect our business and financial results. We have committed substantial resources to developing outsourcing solutions for these distributed computing environments. We cannot guarantee that we will be successful in customizing products and services that incorporate new technology on a timely basis. We also cannot guarantee that we will continue to be able to deliver the services and products demanded by the marketplace. Technology costs have also dropped significantly in recent years due in large part to hardware technology advances. New contracts are generally priced at lower unit rates than historical contracts. We sometimes renegotiate client contracts in advance of the scheduled expiration date and will lower our charges in return for other contractual considerations. If we are not able to lower our technology costs to keep up with market rates, then our business, financial condition, and results of operations could be adversely affected.

OUR RELIANCE ON SIGNIFICANT SOFTWARE VENDOR RELATIONSHIPS COULD RESULT IN SIGNIFICANT EXPENSE OR INABILITY TO SERVE OUR CLIENTS IF WE LOSE THESE RELATIONSHIPS

         Our ability to service our clients depends to a large extent on our use of various software programs that we license from a small number of primary software vendors. We may not be able to replace them with alternative vendors. If our significant software vendors assert claims against us for infringement of intellectual property rights or other claims of breach of our contracts with them, or if they attempt to re-price our licenses or require us to cure a claimed breach under a license agreement, we could be required to expend significant resources to resolve these matters. If our significant vendors were to terminate or refuse to renew our contracts with them, we might not be able to replace the related software programs and would be unable to serve our clients. As a result our business would be materially adversely affected.

OUR CONTRACTS CONTAIN TERMINATION PROVISIONS AND PRICING RISKS THAT CREATE UNCERTAIN REVENUE STREAMS AND COULD DECREASE OUR REVENUES AND PROFITABILITY

         Some of our contracts with clients permit termination in the event our performance is not consistent with service levels specified in those contracts. Some of our government clients can terminate their contracts for any reason or no reason. Our clients' ability to terminate contracts creates an uncertain revenue stream. If clients are not satisfied with our level of performance, our reputation in the industry may suffer, which could also materially and adversely affect our business, financial condition, and results of operations. Some of our contracts contain pricing provisions that require the client to pay a set fee for our services regardless of whether our costs to perform these services exceed the amount of the set fee. Many of our technology outsourcing and business process outsourcing contracts provide for credits for our clients if we fail to achieve specific contract standards. Some of our contracts contain re-pricing provisions which can result in reductions of our fees for performing our services. In these situations, we could incur significant unforeseen costs or financial penalties in performing the contract.

WE MAY HAVE DIFFICULTIES EXECUTING OUR ACQUISITION STRATEGY, WHICH COULD HURT OUR FUTURE GROWTH AND FINANCIAL CONDITION BECAUSE APPROXIMATELY ONE-HALF OF OUR REVENUE INCREASES SINCE FISCAL 1995 ARE ATTRIBUTABLE TO ACQUISITIONS

         We intend to continue to expand our business through acquisitions of companies. Through acquisitions, we intend to expand our geographic presence, to expand the products and services we offer to existing clients and to enter new markets. Since our inception in June 1988, we have completed 46 acquisitions. Approximately one-half of the increase in our revenue during the five years ended June 30, 1999 is due to acquisitions. We regularly evaluate potential acquisition candidates. Risks that we have encountered in our acquisitions include:

          o higher acquisition prices due to increased competition for acquisitions;
          o    fewer suitable acquisition candidates at acceptable prices;
          o    insufficient capital resources for acquisitions;
          o inability to successfully integrate or operate acquired companies;
          o    loss of key management and other employees of acquired companies;
               and
          o    departure of key clients of acquired companies.

     Although we have not experienced the problem to date, governmental and regulatory constraints could prevent some acquisitions in the future. We cannot assure you that any acquisitions, if consummated, will be advantageous to us. Without additional acquisitions, we may not grow at historical rates. If our acquisition strategy fails, our business, financial condition and results of operations could be materially and adversely affected.

FAILURE TO PROPERLY MANAGE OUR OPERATIONS AND OUR GROWTH COULD HURT OUR ABILITY TO SERVICE OUR EXISTING CLIENTS, AND COULD IMPEDE OUR ABILITY TO ATTRACT NEW BUSINESS

         We have rapidly expanded our operations in recent years. We intend to continue expansion in the foreseeable future to pursue existing and potential market opportunities. This rapid growth places a significant demand on our management and operational resources. In order to manage growth effectively, we must implement and improve our operational systems, procedures, and controls on a timely basis. If we fail to implement these systems procedures and controls on a timely basis, we may not be able to service our clients' needs, hire and retain new employees, pursue new business, complete future acquisitions or operate our businesses effectively. We could also trigger contractual credits to clients. Failure to properly integrate acquired operations with vendors' systems could result in increased cost. As a result of any of these problems associated with expansion, our business, financial condition and results of operations could be materially and adversely affected.

OUR GOVERNMENT CONTRACTS ALLOW FOR TERMINATION AT ANY TIME WITHOUT CAUSE AND CONTAIN EXTENSIVE AUDIT RIGHTS, EITHER OF WHICH COULD HURT OUR REVENUES AND PROFITS

         Loss or termination of one or more large government contracts could have a material adverse effect on our business and financial results. Approximately 35% of our revenue in fiscal 1999 were derived from contracts with the United States government or its agencies. We have over 40 active prime contracts and numerous active subcontracts with the United States government or its agencies. The largest of these contracts accounted for approximately 7% of our revenue for fiscal 1999 and 8% in fiscal 1998.

Government contracts, by their terms, generally can be terminated for convenience by the government. This means that the government may terminate the contract at any time, without cause. In some instances, we will receive compensation only for the services provided or costs incurred at the time of termination. Many of our government contracts contain base periods of one or more years, as well as one or more option periods that may cover more than half of the potential contract duration. The government generally has the right not to exercise option periods. Its failure to exercise option periods could curtail the contract term of some of our government contracts. The government's termination of, or failure to exercise option periods for, significant government contracts could have a material adverse effect on our business and financial results.

         Government contracts are generally subject to audits and investigations by government agencies. These audits and investigations involve a review of the contractor's performance on its contracts, as well as its pricing practices, its cost structure, and its compliance with applicable laws, regulations and standards. If the government finds that we improperly charged any costs to a contract, the costs are not reimbursable. If already reimbursed, the cost must be refunded to the government. If the government discovers improper or illegal activities in the course of audits or investigations, the contractor may be subject to various civil and criminal penalties and administrative sanctions, which may include termination of contracts, forfeiture of profits, suspension of payments, fines and suspensions or debarment from doing business with the government. In recent years, the government has substantially increased the personnel and resources it devotes to audits and investigations and has encouraged auditors and investigators to emphasize the detection of fraud or improper activities. We believe that this high level of industry scrutiny will continue for the foreseeable future. The government could subject us to similar scrutiny in the future. Any resulting penalties or sanctions could have a material adverse effect on our business and financial results.

YEAR 2000 PROBLEMS FOR US OR OUR CLIENTS COULD INCREASE OUR LIABILITIES AND EXPENSES AND DECREASE OUR REVENUES AND PROFITABILITY

         We use many computer software programs and operating systems across our organization. If our programs or systems contain source code that is unable to interpret appropriately the upcoming calendar year 2000, modification or replacement of programs or systems may be necessary. We are evaluating and managing the risks associated with Year 2000 software failures, and we are attempting to ensure a smooth Year 2000 transition. We believe, however, that it is not possible to determine with complete certainty that all Year 2000 problems affecting us or our clients have been identified or corrected. The number of devices that could be affected and the interactions among these devices are simply too numerous. In addition, no one can accurately predict how many Year 2000 problem-related failures will occur or the severity, duration or financial consequences of these perhaps inevitable failures. As a result, we believe that the following consequences are possible:

          o a significant number of operational inconveniences and inefficiencies for us and our clients that will divert management's time and attention and financial and human resources from its ordinary business activities;
          o a few serious system failures that will require significant efforts by us or our clients to prevent or alleviate material business disruptions;
          o several routine business disputes and claims for pricing adjustments or penalties due to Year 2000 problems by our clients, which will be resolved in the ordinary course of business; and
          o a few serious business disputes alleging that we failed to comply with the terms of contracts or industry standards of performance, some of which could result in litigation or contract termination.

     We are attempting to coordinate with our clients, suppliers and other parties regarding their Year 2000 compliance. Most of our clients maintain their own application programs, although they use our computer and network resources. We do undertake to test and modify system software for our clients, and we rely on vendors of systems software to provide Year 2000 compliant products. In some situations, we have agreed to modify or upgrade our client application programs to remedy any existing Year 2000 problems. We have estimated our costs to perform these services and have taken steps to plan for these costs. We cannot, however, guarantee that these steps will be sufficient or that our estimates are accurate. If we fail to adequately assess these costs, our business could be adversely affected. In addition, our business could be adversely affected if our clients experience Year 2000 problems with applications, causing management resources to be devoted to resulting problems. Consequently, affected clients could use less of our computing resources, alter their pattern of usage of resources or dedicate less of their information processing budgets to projects we conduct. We could also be adversely affected if potential new clients decide not to pursue outsourcing projects because they are focusing their information technology resources on Year 2000 issues in their own organizations.

     We have identified and analyzed both internally developed and acquired software that utilizes date embedded codes that may experience operational problems when the Year 2000 is reached. We completed substantial necessary modifications to the identified software by June 1999. However, we expect our efforts regarding Year 2000 compliance to continue thereafter as necessary. We are spending or incurring significant financial and operating expenses and resources to become Year 2000 compliant. However, we cannot guarantee that our systems or our clients' systems will be entirely Year 2000 compliant. Of the approximately $15 million of estimated expenditures for Year 2000 remediation projects, approximately $11 million relates to costs incurred in the ordinary course of business and approximately $4 million is incremental costs solely attributable to Year 2000 related problems. Substantially all of the expenditures for our Year 2000 remediation projects had been incurred through June 30, 1999. Although we are not contractually responsible to ensure our clients' application program are compliant, we will generally continue to allocate certain resources in fiscal year 2000 to assist some of our clients in completing their remediation projects and validating their compliance and to modify our contingency plans based on the results of their projects. The costs required to achieve substantial Year 2000 compliance, or our failure to do so, could have a material adverse effect on our business, financial condition or results of operations.

LEGISLATION REGULATING ATM FEES COULD REDUCE OUR REVENUES AND PROFITABILITY FROM OUR ATM TRANSACTION PROCESSING SERVICES

         State, federal and local governmental entities have proposed legislation and regulations to regulate and limit or eliminate the fees that may be collected by automated teller machine owners. The regulation and limitation or elimination of ATM fees may reduce the economic viability of many ATMs. If this type of legislation is enacted or applied to us, the number of ATMs operated in geographic areas affected by the legislation could decrease significantly, adversely affecting our results of operations as they relate to our ATM business. Approximately 7% of our revenue for fiscal 1999 were derived from our ATM transaction processing business.

OUR HIGH TURNOVER IN TECHNICALLY-SKILLED EMPLOYEES REQUIRES THAT WE DEVOTE SUBSTANTIAL RESOURCES TO ATTRACT AND RETAIN THEM; THE FAILURE TO ATTRACT AND RETAIN TECHNICAL PERSONNEL AND SKILLED MANAGEMENT COULD HURT OUR ABILITY TO GROW AND MANAGE OUR BUSINESS

         Our success depends to a significant extent upon our ability to attract, retain and motivate highly skilled and qualified personnel. If we fail to attract, train, and retain sufficient numbers of these technically-skilled people, our business, financial condition, and results of operations will be materially and adversely affected. Competition for personnel is intense in the information technology services industry, and recruiting and training personnel requires substantial resources. We must continue to grow internally by hiring and training technically-skilled people in order to perform services under our existing contracts and new contracts that we will enter into. The people capable of filling these positions are in great demand and recruiting and training these personnel require substantial resources. We have to pay an increasing amount to hire and retain a technically-skilled workforce. Our business also experiences significant turnover of technically-skilled people. Our success also depends on the skills, experience, and performance of key members of our management team. The loss of any key employee could have an adverse effect on our business, financial condition and results of operations and prospects. Other than with Darwin Deason, we have not entered into employment agreements with any of our key personnel, although we have entered into severance agreements with each of our executive officers and we may in the future enter into employment agreements with our key personnel.

DARWIN DEASON HAS SUBSTANTIAL CONTROL OVER OUR COMPANY AND CAN AFFECT VIRTUALLY ALL DECISIONS MADE BY OUR STOCKHOLDERS

         Darwin Deason, our Chairman of the Board, beneficially owns 3,299,686 shares of Class B common stock and 2,574,772 shares of Class A common stock as of September 22, 1999. Mr. Deason controls approximately 44.84% of the total voting power of ACS. As a result, Mr. Deason has the requisite voting power to significantly affect virtually all decisions made by ACS and our stockholders, including the power to block corporate actions such as an amendment to most provisions of our certificate of incorporation. In addition, Mr. Deason may significantly influence the election of directors and any other action requiring shareholder approval. Mr. Deason serves as the one-person nominations committee to our Board of Directors and thus recommends management's slate of directors to be proposed by the Board to our shareholders. In addition, pursuant to a recently passed amendment to our certificate of incorporation, Mr. Deason has the authority to fill any vacancy resulting from the resignation or removal of a director. In the spring of 1999, Mr. Deason was succeeded by Jeffrey A. Rich as Chief Executive Officer. Mr. Deason has an employment contract including severance arrangements, which has an expiration date of May 2004, and is annually renewable thereafter.

LEGAL PROCEEDINGS, INCLUDING A $17 MILLION JUDGMENT, COULD RESULT IN MATERIAL CHARGES AGAINST EARNINGS

         On December 16, 1998, a state district court in Houston, Texas entered final judgment against ACS for approximately $17 million in a lawsuit brought by former employees of Gibraltar Savings Association and/or First Texas Savings Association. These employees alleged that they were entitled to the value of 401,541 shares of ACS stock under options issued to these employees in 1988 in connection with a former data processing services agreement between Gibraltar Savings Association/First Texas Savings Association and ACS. The judgment against us was for approximately $17 million, which include attorneys' fees and pre-judgment interest, but excludes additional attorneys' fees of approximately $850,000 which could be awarded in the event the plaintiffs are successful upon appeal and final judgment. We continue to believe that we have a meritorious defense to all or a substantial portion of the plaintiffs claims. We filed our appeal of the judgment on March 15, 1999 and plan to vigorously pursue the appeal. The plaintiffs also have filed a notice of appeal. Should the proceedings not be favorably resolved on appeal, we would be subject to a material charge.

         Caremark, Inc., one of our significant clients, filed a lawsuit in the spring of 1999 seeking to terminate its outstanding contract with us as well as damages. We have also sued Caremark and its parent, MedPartners, Inc., for tortious interference and damages. We are also subject to other legal proceedings, claims and disputes which arise in the ordinary course of our business. If unfavorably resolved, these proceedings could have a material adverse effect on our financial position, results of operation and liquidity.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW COULD DETER TAKEOVER ATTEMPTS THAT STOCKHOLDERS MAY THINK ARE IN THEIR BEST INTERESTS

         Some provisions in our certificate of incorporation and bylaws could also delay, defer, prevent or make more difficult a merger, tender offer, or proxy contest involving ACS. Our stockholders might view transactions such as these as being in their best interests because, for example, a change of control might result in a price higher than the market price for shares of our Class A common stock. Among other things, these provisions:

         o require an 80% vote of the stockholders to amend some provisions of our certificate of incorporation;
         o require an 80% vote of the stockholders to amend some provisions of our bylaws;
         o permit only our Chairman, President or a majority of the Board of Directors to call stockholder meetings;
         o authorize our Board of Directors to issue up to 3,000,000 shares of preferred stock in series with the terms of each series to be fixed by our Board of Directors;
         o authorize our Board of Directors to issue Class B common stock, which shares are entitled to ten votes per share;
         o divide our Board of Directors into three classes so that only approximately one-third of the total number of directors will be elected each year;
         o permit directors to be removed, with or without cause, only by vote of at least 80% the combined voting power; and
         o specify advance notice requirements for stockholder proposals and director nominations to be considered at a meeting of stockholders.

     In addition, with some exceptions, Section 203 of the Delaware General Corporation Law restricts mergers and other business combinations between us and any holder of 15% or more of our voting stock. We also have a stockholder rights plan. Under this plan, after the occurrence of specified events, our stockholders will be able to buy stock from us or our successor at reduced prices. These rights will not extend, however, to persons participating in takeover attempts without the consent of our Board of Directors. Accordingly, this plan could delay, defer or prevent a change of control of ACS. See "Description of Capital Stock - Stock Purchase Rights" for additional information about the rights plan.

     Further, we have entered into severance agreements with each of our executive officers, which may have the effect of discouraging an unsolicited takeover proposal. Finally, Mr. Deason's ownership of approximately 45% of the voting power of ACS could have the effect of delaying, deterring or preventing a takeover of ACS. See "--Darwin Deason has substantial control over our company and can affect virtually all decisions made by our stockholders" for additional information about Mr. Deason's ownership.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS COULD REQUIRE US TO INCUR SUBSTANTIAL COSTS TO DEFEND THE CLAIMS, CHANGE OUR SERVICES, PURCHASE NEW LICENSES OR REDESIGN OUR USE OF CHALLENGED TECHNOLOGY

         We and other companies in our industry rely heavily on the use of intellectual property. We do not own the majority of the software that we use to run our business; instead we license this software from a small number of primary vendors. If these vendors assert claims that we or our clients are infringing on their software or related intellectual property, we could incur substantial costs to defend these claims. In addition, if any of our vendors' infringement claims are ultimately successful, our vendors could require us (1) to cease selling or using products or services that incorporate the challenged software or technology, (2) to obtain a license or additional licenses from our vendors, or (3) to redesign our products and services which rely on the challenged software or technology. We are not currently involved in any material intellectual property litigation, but could be in the future to protect our trade secrets or know-how, or to defend ourselves or our clients against alleged infringement claims.

AVAILABILITY OF SIGNIFICANT AMOUNTS OF CLASS A COMMON STOCK FOR SALE COULD CAUSE THE MARKET PRICE OF OUR CLASS A COMMON STOCK TO DROP

         Our stockholders hold a substantial number of shares of common stock which they may be able to sell in the public market in the near future. In addition, there are a substantial number of shares of the Class A common stock that may be issued and subsequently sold upon exercise of employee stock options, and upon conversion of our Class B common stock and our 4% convertible subordinated notes. The sale or issuance of additional shares of Class A common stock following this offering could adversely affect the prevailing market price of the Class A common stock. See "Description of Capital Stock" for a description of these shares.

WE MAY, IN THE FUTURE, BE EXPOSED TO RISKS RELATED TO INTERNATIONAL OPERATIONS WHICH COULD INCREASE OUR COSTS AND HURT OUR BUSINESS

         We currently have limited operations in many countries around the world but may increase our international presence in the future. Risks that affect international operations include:

         o    fluctuations in currency exchange rates;
         o    complicated licensing and work permit requirements;
         o    variations in the protection of intellectual property rights;
         o    restrictions on the ability to convert currency; and
         o additional expenses and risks inherent in conducting operations in geographically distant locations, with clients speaking different languages and having different cultural approaches to the conduct of business.

OTHER RISKS, UNKNOWN OR IMMATERIAL TODAY, MAY BECOME KNOWN OR MATERIAL IN THE FUTURE

         We have attempted to identify material risk factors currently affecting ACS. However, additional risks that we do not yet know of, or that we currently think are immaterial, may occur or become material. These risks could impair our business operations or adversely affect revenues or profitability.

                      WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the reports, statements or other information we file at the SEC's public reference room in Washington, D.C. located at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains regional offices where you can read and copy the reports. These are located at 500 West Madison Street, Room 1400, Chicago, Illinois 60606 and at 7 World Trade Center, Suite 1300, New York, New York 10048. You can request copies of these documents, upon payment of photocopying fees, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC's internet site (http://www.sec.gov). These documents are also available for viewing and copying at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. This prospectus does not contain all the information in that registration statement. For further information with respect to us and the securities offered by this prospectus, you should review the registration statement. You can obtain the registration statement from the SEC and the NYSE at the public reference facilities we referred to above.

         The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we and ACS BRC Holdings, Inc., formerly known as BRC Holdings, Inc., have previously filed with the SEC. These documents contain important information about us and our financial condition. There may be statements in a document incorporated by reference in this prospectus that are modified or updated by statements in this prospectus or in a document filed after the date of this prospectus. Any prior statements that are so modified or updated in this prospectus or subsequently filed documents are not considered to be a part of this prospectus.

         The following documents we have filed with the SEC are incorporated by reference into this prospectus:

         Filing                                                        Period
         ------                                                        ------
         Quarterly Report on Form 10-Q......................    Quarter Ended September 30, 1999

         Annual Report on Form 10-K.........................    Year Ended June 30, 1999

         Current Report on Form 8-K.........................    Dated October 12, 1999

         Proxy Statement on Schedule 14A....................    Dated September 28, 1999

         The description of common stock purchase
           rights included in the Company's registration
           statement on Form 8-A............................    Dated August 21, 1997

         The description of the Class A Common
           Stock included in the Company's registration
            statement on Form 8-A /A1 (SEC File
            No. 33-024782)..................................    Dated September 26, 1994

         The following information about ACS BRC Holdings, Inc., which was called BRC Holdings, Inc. at the time it reported the information is incorporated by reference into this prospectus:

         Information                                                   Period
         -----------                                                   ------
         Financial Statements of BRC Holdings, Inc. as
         of December 31, 1996 and 1997 and for the three
         years ended December 31, 1997 located on pages 22
         through 49 of the BRC Annual Report on Form 10-K......    Year Ended December 31, 1997

         Financial Statements of BRC Holdings, Inc.
         (unaudited) as of September 30, 1998 and for the
         quarter ended September 30, 1998 located on pages
         1 through 9 of the BRC Quarterly Report on Form
         10-Q/A................................................    Quarter Ended September 30, 1998

         All documents filed by us as required by Section 13(a), 13(c), 14 or 15(d)of the Securities Exchange Act of 1934 subsequent to the date of this prospectus will be deemed to be incorporated by reference into this prospectus and to be apart hereof from the date of filing of these documents. Documents incorporated by reference are available from ACS without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this prospectus. Prospective investors may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from the company at its executive offices: Attention: General Counsel, 2828 North Haskell Avenue, Dallas, Texas 75204, (214) 841-6111.

         You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The reference to our worldwide web address in this prospectus does not constitute incorporation by reference of the information contained at the site. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         Some statements contained in, or incorporated by reference into, this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Statements about ACS' outlook and all other statements in this prospectus other than historical facts are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "anticipates," "plans," "believes," "estimates," "predicts," "potential," "intends," "foresees," "projects," "forecasts" or "continue" or the negative of these terms or other comparable terminology. These forward looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside of our control, that could cause actual results to differ materially from these statements. While we believe that the assumptions concerning future events are reasonable, we caution that there are inherent difficulties in predicting important factors, especially the loss of any significant customers, the competition in the information technology industry and the impact of competition on pricing, the timing and magnitude of technological advances, reliance on key software vendors, the performance of recently acquired businesses and prospects for future acquisitions, uncertainties surrounding budget reductions or changes in funding priorities or existing government programs, Year 2000 problems affecting ACS' and its clients' business, and the costs of attracting and retaining highly skilled personnel. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

         Any or all of our forward-looking statements in this prospectus and in any other public statements we make may turn out to be wrong. These statements can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our reports to the SEC. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

                       AFFILIATED COMPUTER SERVICES, INC.

         We are based in Dallas, Texas and have offices primarily in North America as well as Central and South America, Europe and the Middle East. We provide a full range of information technology services to clients which have time-critical, transaction-intensive information processing needs. Our services include:

     o    technology outsourcing;
     o    business process outsourcing; and
     o    professional and systems integration services.

         A description of each of these services is provided in the following paragraphs. Generally, when our clients engage us under an outsourcing arrangement, they delegate to us core technology or business functions which they may have previously performed themselves, but which we are able to perform more economically for them on a contract basis.

         Our technology outsourcing services consist of processing our clients' data on a remote basis from our data centers to deliver significant cost savings and service improvements to our clients. The principal technology outsourcing services we provide include data center outsourcing, which involves processing, storing and reporting on large volumes of clients' data, and network management services, which involve managing clients' computer networks. In order to provide these services, we utilize a variety of hardware and software systems.

         Our business process outsourcing services, an extension of technology outsourcing, consist of managing, through an outsourcing arrangement, our clients' non-core, but mission-critical, business processes. The principal business process outsourcing services we provide include loan and mortgage processing, claims processing, accounts payable processing, data capture, storage and retrieval services and automated teller machine transaction processing.

         Our professional and systems integration services include technology consulting, information and computer systems design and engineering, computer software applications maintenance and development and providing technical staff to augment the client's permanent staff as required for particular projects.

         Our primary markets are the commercial and federal government sectors. The commercial sector accounts for approximately two-thirds of our annual revenues, and the government sector accounts for approximately one-third of our annual revenues. Approximately 90% of our revenues for the past three fiscal years were recurring revenues. Recurring revenues are derived from services that our clients use each year in connection with their ongoing businesses. Our revenues have grown from $534 million in fiscal 1995 to $1.6 billion in fiscal 1999, representing a compounded annual growth rate of approximately 32%. Of this growth, approximately half has come from internally generated services and approximately half from acquisitions.

         In pursuit of our ultimate goal of enhancing shareholder value, we pursue a balanced strategy of internal and external growth strategies. Our internal growth strategy includes:

     o    expanding our recurring revenue base;
     o maximizing economies of scale by diligently controlling our cost structure, adding new clients and enhancing our relationships with existing clients;
     o    providing flexible solutions to those clients;
     o    investing in technology; and
     o    attracting and retaining high quality employees.

         Our external growth strategy involves an aggressive but disciplined acquisition program, focused on:

     o    expanding our service offerings, client base and geographic coverage;
          and

     o    the rapid, effective assimilation of the companies we acquire.

         We are incorporated in Delaware and our principal offices are located at 2828 North Haskell Avenue, Dallas, Texas 75204; telephone (214) 841-6111. We maintain a worldwide web site at www.acs-inc.com.

                                THE ISSUER TRUSTS

         Each trust is a statutory business trust created under Delaware law by the filing of a certificate of trust with the Delaware Secretary of State. Each trust will be governed by a trust agreement among us, as depositor, Wilmington Trust Company, as Delaware trustee, a property trustee, and two individuals selected by the holders of the common securities to act as administrators with respect to the trust and the holders of the capital securities and common securities. We, as the holder of the common securities, intend to select two individuals who are our or one of our affiliates' employees or officers to serve as the administrators. Each trust exists for the exclusive purposes of:

     o    issuing and selling its capital securities and common securities;
     o using the proceeds from the sale of its capital securities and common securities to invest in a series of our debt securities; and
     o engaging in only those other activities necessary, convenient or incidental to the above purposes, such as registering the transfer of the capital securities and common securities.

Accordingly, debt securities will be the sole assets of each trust, and payments under the debt securities owned by a trust will be the sole revenue of each trust.

         We will directly or indirectly own all of the common securities of each trust. The common securities of a trust will rank equally, and payments will be made on the common securities pro rata, with the capital securities of the trust, except that upon the occurrence and continuance of an "event of default" with respect to debt securities arising as a result of our failure to pay any amounts in respect of the debt securities owned by a trust when due, our rights as holder of the common securities to payment in respect of distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the capital securities of that trust. Unless otherwise specified in the applicable prospectus supplement, we will acquire, directly or indirectly, common securities in an aggregate liquidation amount equal to at least 3% of the total capital of that trust. Unless otherwise specified in the applicable prospectus supplement, each trust will have a term of approximately 40 years from the date on which it initially issues its capital securities, but may dissolve earlier as provided in the applicable trust agreement and described in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, the name and address of the Delaware trustee for each trust will be Wilmington Trust Company, 1100 N. Market Street, Wilmington, Delaware 19890.

         It is anticipated that no trust will be subject to the reporting requirements of the Securities Exchange Act of 1934.

                                 USE OF PROCEEDS

         Except as otherwise provided in the applicable supplement to this prospectus, we or our affiliates will use the net proceeds from the sale of the securities we are offering in this prospectus for general corporate purposes. These general corporate purposes may include:

     o repayment of indebtedness, including indebtedness incurred in connection with acquisitions;
     o    redemption or repurchase of our securities;
     o    additions to working capital; or
     o    capital expenditures, including, development and future acquisitions.

We will set forth specific information about the use of proceeds from the sale of the securities in the applicable prospectus supplement. If we intend to use the proceeds to repay outstanding debt, we will provide details about the debt that is being repaid in the applicable prospectus supplement. Before any net proceeds are applied to the uses described above, the proceeds may be invested in short-term or marketable securities.

         If Mr. Deason sells any Class A common stock through this prospectus, we will not receive any proceeds from his sale of shares of Class A common stock.

         The trusts will use all proceeds from the sale of trust securities to purchase debt securities from us.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth the ratio of earnings to fixed charges for each of the five fiscal years ended June 30, 1999, which ratios are based on our historical consolidated financial statements.


                                                     Fiscal Years Ended June 30,                   For The Three
                                         ----------------------------------------------------       Months Ended
                                           1995       1996       1997       1998       1999      September 30, 1999
                                         --------   --------   --------   --------   --------    ------------------
Ratio of Earnings to Fixed Charges ....     3.0        4.1        3.9        3.7        4.2             4.5

          If the $13.0 million charge for merger costs incurred in connection with the ACS Government Solutions merger is excluded, then the ratio for fiscal year 1998 is 4.0.

     These computations include us and our subsidiaries. For these ratios, "earnings" means net income plus:

     o    fixed charges, excluding capitalized interest; and

     o    income taxes.

     For these ratios, "fixed charges" is determined by adding:

     o    interest on all debt and amortization of debt discount and expense;

     o    capitalized interest; and

     o    an interest factor attributable to rentals.

                          RECENT PRO FORMA INFORMATION


         In December 1998, ACS purchased 8.7 million shares of the common stock of BRC Holdings, Inc., now known as ACS BRC Holdings, Inc., at a purchase price of $19 per share, representing approximately 63% of the issued and outstanding shares at the time of the purchase. In February 1999, ACS completed the purchase of the remaining 37% of the outstanding shares of BRC Holdings. The acquisition was accounted for under the purchase method of accounting with assets acquired of $298,500,000 (including cash and other liquid investments of approximately $101,700,000) and liabilities assumed of $25,000,000, for a net purchase price of $273,500,000.

         The unaudited pro forma condensed consolidated statement of income for the year ended June 30, 1999 set forth below presents the results of operations of ACS for the year as if the following transactions had occurred at the beginning of the year: (1) the consummation of the acquisition of BRC Holdings; and (2) the six other acquisitions excluding BRC Holdings completed subsequent to July 1, 1998. The unaudited pro forma condensed consolidated statement of income for the year ended June 30, 1999 combines, with appropriate adjustments, our audited consolidated statement of income for the year ended June 30, 1999 with the unaudited consolidated statement of income of BRC Holdings and the six other acquisitions for the same twelve-month period to the extent they are not included in our results of operations. Some reclassifications were made to conform the historical financial statements of BRC Holdings and the six other acquisitions with our historical financial statements.

         The unaudited pro forma condensed consolidated financial statements have been prepared on the basis of preliminary assumptions and estimates. The pro forma adjustments represent our preliminary determinations of these adjustments and are based on assumptions we consider reasonable under the circumstances. Final amounts could differ from those set forth in this prospectus. The unaudited pro forma consolidated financial statements may not be indicative of the results of operations that would have been achieved if the acquisition of BRC Holdings and the six other acquisitions had been effected on the dates indicated or that may be achieved in the future. The unaudited pro forma consolidated financial statements and notes to the financial statements should be read in conjunction with our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the annual consolidated financial statements of ACS that are incorporated in this prospectus by reference.

              AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                        For the Year Ended June 30, 1999
                                  (Unaudited)
                    (In thousands except per share amounts)


                                                                                 Pro Forma
                                                                --------------------------------------------
                                                                BRC Holdings      BRC Holdings
                                                  BRC           Acquisition        Divested     BRC Holdings      Other
                                       ACS      Holdings(A)     Adjustments       Operations(B)  Subtotal     Acquisitions(G)
                                   ----------   -----------     -----------       ------------- ------------  --------------
Revenues........................   $1,642,216   $   54,540       $     --         $   (5,690)   $   48,850    $   17,999

Operating expenses
    Wages and benefits .........      713,984       27,557             (925)(C)       (4,171)       22,461         6,690
    Services and supplies ......      500,631       13,791             (516)(C)       (1,731)       11,544         5,899
    Rent, lease and
      maintenance ..............      183,116        4,123             (151)(C)         (357)        3,615           968
    Depreciation and
      amortization .............       66,723        3,105             (227)(D)         (235)        2,643           429
    Other operating expenses ...       19,178          612                               275           887         1,182
                                   ----------   ----------       ----------       ----------    ----------    ----------
        Total operating
          expenses .............    1,483,632       49,188           (1,819)          (6,219)       41,150        15,168
                                   ----------   ----------       ----------       ----------    ----------    ----------

    Operating Income ...........      158,584        5,352            1,819              529         7,700         2,831
    Other non-operating
      (income) expense, net ....       13,047       (3,282)           7,134 (E)           32         3,884            88
                                   ----------   ----------       ----------       ----------    ----------    ----------
    Pretax profit from
      continuing operations ....      145,537        8,634           (5,315)             497         3,816         2,743

    Income tax expense .........       59,307        3,419       $   (1,364)(F)          199         2,254         1,217
                                   ----------   ----------       ----------       ----------    ----------    ----------
    Income from continuing
      operations ...............   $   86,230   $    5,215       $   (3,951)      $      298    $    1,562    $    1,526
                                   ==========   ==========       ==========       ==========    ==========    ==========
Earnings per common share
    Basic ......................   $     1.77
    Diluted ....................   $     1.66

Shares used in computing
    earnings per common share:
    Basic ......................       48,839           --               --               --            --            --
    Diluted ....................       55,668           --               --               --            --            --

                                              Pro Forma
                                      ------------------------
                                        Other
                                     Acquisition
                                    Adjustments(H)   Combined
                                    --------------  ----------
Revenues........................      $   (1,369)   $1,707,696

Operating expenses
    Wages and benefits .........            (151)      742,984
    Services and supplies ......          (1,401)      516,673
    Rent, lease and
      maintenance ..............            --         187,699
    Depreciation and
      amortization .............             435        70,230
    Other operating expenses ...              (5)       21,242
                                      ----------    ----------
        Total operating
          expenses .............          (1,122)    1,538,828
                                      ----------    ----------

    Operating Income ...........            (247)      168,868
    Other non-operating
      (income) expense, net ....             179        17,198
                                      ----------    ----------
    Pretax profit from
      continuing operations ....            (426)      151,670

    Income tax expense .........            (166)       62,612
                                      ----------    ----------
    Income from continuing
      operations ...............      $     (260)   $   89,058
                                      ==========    ==========
Earnings per common share
    Basic ......................                    $     1.81
    Diluted ....................                    $     1.70

Shares used in computing
    earnings per common share:
    Basic ......................           273(I)       49,112
    Diluted ....................           273(I)       55,941

          NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                   (UNAUDITED)
                        FOR THE YEAR ENDED JUNE 30, 1999

(A) Information obtained from the unaudited financial statements of BRC Holdings for the six months ended December 31, 1998 to the extent they are not included in ACS's results of operations.

(B) Reflects an adjustment to eliminate operating results for businesses of BRC Holdings which we either divested or shut down after consummation of the merger. The operating results for these businesses are included in BRC Holdings' historical financial information noted in (A) above.

(C) Reflects employee terminations (i.e., salary and related expenses of general and administration personnel) and elimination of redundant public company and facility costs effected immediately after consummation of the acquisition.

(D) Reflects the additional amortization of expense of approximately $2.0 million resulting from the allocation of the excess cost of the acquisition to software, non-compete agreements and goodwill, offset by a reduction in depreciation and amortization expense of approximately $2.2 million as a result of recording BRC Holdings' fixed assets at their respective fair values based upon an independent appraisal.

(E) Reflects interest expense for the financing of the transaction based upon the terms of our increase in our revolving line of credit.

(F) Reflects the income tax effect for the pro forma adjustments at the statutory tax rate adjusted for the impact of non-deductible goodwill amortization.

(G) The column for the six other acquisitions reflects the aggregate historical results of operations for the four acquisitions we made during the year ended June 30, 1999 excluding BRC Holdings. Two other acquisitions we made during the year ended June 30, 1999 were effective July 1, 1998 and are therefore included in our audited historical consolidated statement of operations for the year ended June 30, 1999.

(H) Reflects the aggregate pro forma adjustments from the four acquisitions we made during the period noted in (G) above. The adjustments represent primarily: (1) decreases to revenue to conform revenue recognition policies to those of ACS, (2) net decreases to expenses upon the consolidation of the acquired business operations, including the elimination of costs associated with the prior owners and overhead allocations by the prior owners which would not be reflective of the ongoing operations of the acquired operations, (3) the net decrease to depreciation and amortization expense from the allocation of the purchase price of each acquisition to the assets and liabilities of the business acquired, (4) the increase to amortization expense resulting from the allocation of the excess cost of the acquisition to client contracts, software and goodwill after recording the fair value of the asset acquired and the liabilities assumed, (5) the net increase to interest expense reflecting the financing of the transactions, (6) the related tax effect of the pro forma adjustments at the statutory tax rates adjusted for the impact of non-deductible goodwill amortization, and
         (7) the elimination of sales between ACS and the acquired businesses during the period presented.

(I) Reflects an adjustment to the shares used in computing earnings per common share issued in connection with the purchase of the six other acquisitions as if the issuance had occurred at the beginning of the period.

                               SELLING STOCKHOLDER

         Darwin Deason founded ACS in 1988 and until February 1999 served as our Chairman and Chief Executive Officer. Since February 1999, he has continued to serve as our Chairman of the Board. As of September 22, 1999 he owned beneficially 2,574,772 shares of our Class A common stock and 3,299,686 shares of our Class B common stock. Up until just prior to the acquisition of Computer Data Systems, Inc. (now known as ACS Government Solutions, Inc.) in December 1997 by merger, all of Mr. Deason's ACS stock holdings were in Class B common stock. Just prior to that merger, Mr. Deason converted sufficient shares of his Class B common stock on a one for one basis into Class A common stock in order to establish the Class A common stock as a majority voting class. This creation of a majority voting class in our Class A common stock enabled ACS to account for a qualifying acquisition, such as the ACS Government Solutions merger, as a "pooling of interests". At the time of Mr. Deason's conversion of Class B common stock, there was an understanding between Mr. Deason and ACS that we would include his shares in a subsequent registration statement so that his shares could become freely tradeable, like those held by other ACS shareholders.

         Mr. Deason may or may not sell pursuant to the registration statement of which this prospectus is a part any or all of the Class A common stock he received pursuant to the conversion of Class B common stock just prior to the ACS Government Solutions merger. Whether Mr. Deason makes any sales or not, the registration statement of which this prospectus is a part is intended to satisfy the obligation he has under the federal securities laws to make sales pursuant to an effective registration statement or pursuant to some exemption from registration.

         The following table sets forth information with respect to Mr. Deason's beneficial ownership of Class A common stock and of Class B common stock, both as adjusted to reflect the sale by Mr. Deason of up to 2,574,772 shares of Class A common stock registered for possible sale by the registration statement of which this prospectus is a part. In calculating the percent of total voting power, the voting power of the Class A common stock, which has one vote per share, and the Class B common stock, which has ten votes per share, is aggregated.

                         SHARES BENEFICIALLY OWNED                            SHARES BENEFICIALLY OWNED IF ALL REGISTERED SHARES
                            PRIOR TO OFFERING                                                       ARE SOLD
          -----------------------------------------------------              ----------------------------------------------------
                                             PERCENT                                                           PERCENT
                       PERCENT               OF TOTAL            SHARES OF               PERCENT               OF TOTAL
            NUMBER    OF TOTAL    NUMBER    SHARES OF             CLASS A     NUMBER    OF TOTAL    NUMBER    SHARES OF
           OF SHARES  SHARES OF  OF SHARES   CLASS A   PERCENT     COMMON    OF SHARES  SHARES OF  OF SHARES   CLASS A   PERCENT
           OF CLASS    CLASS A   OF CLASS   AND CLASS  OF TOTAL    STOCK     OF CLASS    CLASS A   OF CLASS   AND CLASS  OF TOTAL
           A COMMON    COMMON    B COMMON   B COMMON    VOTING   REGISTERED  A COMMON    COMMON    B COMMON   B COMMON    VOTING
            STOCK       STOCK      STOCK      STOCK     POWER     FOR SALE    STOCK       STOCK      STOCK      STOCK     POWER
           ---------  ---------  ---------  ---------  --------  ----------  ---------  ---------  ---------  ---------  --------
DARWIN
DEASON     2,574,772     5.56%   3,299,686    11.84%    44.84%    2,574,772     -0-        -0-     3,299,686    6.64%     41.56%





     The shares listed above include 1,628,397 shares of Class A common stock owned by The Deason International Trust and 72,728 of the shares of Class A common stock owned by the Deason Foundation. Mr. Deason holds the sole voting power with respect to these shares through an irrevocable proxy granted by the trust and a board resolution passed by the foundation. The investment power with respect to these shares is held by the trust and the foundation. The shares of Class A common stock also include 7,310 shares owned by Mr. Deason's spouse and her daughter, to which Mr. Deason disclaims beneficial ownership.

     Mr. Deason has over 30 years of experience in the information technology services industry. Mr. Deason is also a director of Precept Business Services, Inc., which might be considered an affiliate of ACS and a publicly traded company, where he is Chairman of the Board and has voting control.

                       DESCRIPTION OF OUR DEBT SECURITIES

          The debt securities will be our direct unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a trustee. Senior debt securities will be issued under senior indentures and subordinated debt securities will be issued under subordinated indentures. Together, the senior indentures and the subordinated indentures are called the indentures. You are encouraged to read the indenture.

GENERAL

          A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

          o    the title, type, denominations and amount of the debt securities;

          o    the total principal amount and priority of the debt securities;

          o the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

          o the dates on which the principal of the debt securities will be payable;

          o the interest rate, the date from which interest will accrue and the interest payment dates, or discount to face value and accretion rate, in the case of debt securities issued at a substantial discount to the principal amount and the record dates for determination of the holders to whom interest is payable;

          o the price, date, terms and conditions of any redemption at our option;

          o our obligation, if any, to redeem, repurchase or repay the offered securities and any requirement to maintain a "sinking fund" to support such obligation;

          o if other than U.S. dollars, the currency or currencies or units based on or relating to currencies in which the securities are denominated and in which we will pay principal, interest or additional amounts;

          o    any conversion features;

          o whether the offered securities will be represented by one or more global securities registered in the name of a depositary or its nominee;

          o any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

          o any provisions granting special rights to holders when a specified event occurs;

          o    any changes to or additional events of defaults or covenants;

         o any special tax implications of the debt securities, including provisions for original issue discount securities, if offered; and

         o    any other terms of the debt securities.

         The indentures will not limit the amount of debt securities that may be issued. Each indenture allows debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

         Debt securities of a series may be issued in registered, bearer, coupon or global form.

SOME COVENANTS

         Under the indentures, we will:

         o pay the principal, interest and any premium on the debt securities when due;

         o    maintain a place of payment;

         o deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indentures; and

         o deposit sufficient funds with any paying agent on or before the due date for any payment of principal, interest or any premium.

         An indenture may or may not include other covenants which will be described in a prospectus supplement.

PAYMENT AND TRANSFER

         Unless we designate otherwise, we will pay principal, interest and any premium on fully registered securities in Dallas, Texas. We will make interest payments by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. We will make debt securities payments in other forms at a place we designate and specify in a prospectus supplement. You may transfer or exchange fully registered securities at the corporate trust office of the trustee or at any other office or agency maintained by us for these purposes, without having to pay any service charge except for any tax or governmental charge.

OUR SENIOR DEBT SECURITIES

         Generally speaking, our senior debt securities will rank equally with all of our other senior debt and unsubordinated debt. As of September 30, 1999, the total amount of our debt that would rank equally with our senior debt securities was approximately $243 million, including approximately $187 million outstanding pursuant to our revolving credit agreement, as restated and amended, with Wells Fargo Bank (Texas) N.A., as agent, Bank One, Texas, N.A., as co-agent, and the other lenders that are parties to the agreement, which has a total credit line of $ 200 million; $11 million outstanding under our revolving credit agreement entered into in September 1999, with Wells Fargo Bank (Texas) N.A., as agent, and the other lenders that are parties to the agreement, which has a total credit line of $50 million, subject to increase up to $100 million; $12.8 million of letters of credit outstanding; $3.5 million outstanding under leases required to be capitalized on our balance sheet under generally accepted accounting principals; $3.4 million outstanding under a credit facility with Bank One Texas, N.A.; $17.4 million of debt of two companies for which we provide a guarantee; and $8.1 million outstanding of other senior debt. The unused commitment under our revolving credit agreements is $39.2 million, subject to increase up to $89.2 million, of which all could be used for additional direct borrowings. All series of senior debt securities will rank equally in right of payment with each other. The senior indentures will not prohibit us from issuing additional debt securities that may rank equally in right of payment to the senior debt securities.

         Any senior debt securities offered pursuant to the senior indentures will rank prior to our $230 million of 4% convertible subordinated notes due March 15, 2005.

         Senior debt is defined to include all notes or other unsecured evidences of indebtedness, including our guarantees, not expressed to be subordinate or junior in right of payment to any other indebtedness that we have.

OUR SUBORDINATED DEBT SECURITIES

         Our subordinated debt securities will have a junior position to all of our senior debt. Under the subordinated indentures, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all senior debt. The subordinated indentures will provide that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

         o of any insolvency, bankruptcy or similar proceeding involving us or our property until we have paid holders of our senior debt in full; or

         o we fail to pay the principal, interest, any premium or any other amounts on any senior debt when due.

         The subordinated indentures will not limit the amount of senior debt that we may incur.

         Any subordinated debt securities offered pursuant to the subordinated indentures will rank equally in right of payment with each other and to our $230 million of 4% convertible subordinated notes due March 15, 2005 and will rank junior in right of payment to our revolving credit agreement and all other senior debt.

         The subordinated indentures will prohibit us from making for a specified time period any payment of principal of or premium, if any, or interest on, or sinking fund requirements for, the subordinated debt securities during the continuance of any default in respect of some senior debt, unless and until the default on the senior debt is cured or waived.

         Upon any distribution of our assets in connection with any dissolution, winding up, liquidation, reorganization, bankruptcy or other similar proceeding relative to us, our creditors or our property, the holders of our senior debt will first be entitled to receive payment in full of the principal thereof and premium, if any, and interest due on the senior debt securities before the holders of the subordinated debt securities are entitled to receive any payment of the principal of and premium, if any, or interest on the subordinated debt securities. Because of this subordination, if we become insolvent, our creditors who are not holders of our senior debt or of our subordinated debt securities may recover less, ratably, than holders of our senior debt securities but may recover more, ratably, than holders of our subordinated debt securities.

GLOBAL CERTIFICATES

         The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depository identified in a prospectus supplement.

         The specific terms of the depository arrangements with respect to any debt securities of a series will be described in a prospectus supplement.

         Unless otherwise specified in a prospectus supplement, debt securities issued in the form of a global certificate to be deposited with a depository will be represented by a global certificate registered in the name of the depository or its nominee. Upon the issuance of a global certificate in registered form, the depository for the global certificate will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global certificate to the accounts of institutions that have accounts with the depository or its nominee. The depository or its nominee are referred to in this prospectus as participants. The accounts to be credited shall be designated by the underwriters or agents of the debt securities, or by us if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global certificate will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in a global certificate will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depository or its nominee for the global certificate. Ownership of beneficial interests in a global certificate by persons that hold through participants will be shown on, and the transfer of that ownership interest within a participant will be effected only through, records maintained by that participant. The laws of some jurisdictions require that some purchasers of securities take physical delivery of their securities in definitive form. These limits and laws may impair your ability to transfer beneficial interests in a global certificate.

         So long as the depository for a global certificate in registered form, or its nominee, is the registered owner of the global certificate, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities of the series represented by the global certificate for all purposes under the indentures. Except as set forth below, owners of beneficial interests in a global certificate will not be entitled to have debt securities of the series represented by the global certificate registered in their names, will not receive or be entitled to receive physical delivery of debt securities in definitive form, and will not be considered the owners or holders of the global certificate under the applicable indenture.

         Payment of principal of, premium, if any, and any interest on debt securities of a series registered in the name of or held by a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner or the holder of a global certificate representing the debt securities. None of us, the trustee, any paying agent, or the applicable debt security registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate for debt securities or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

         We expect that the depository for debt securities of a series, upon receipt of any payment of principal, premium or interest in respect of a permanent global certificate, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global certificate as shown on the records of the depository. We also expect that payments by participants to owners of beneficial interests in a global certificate held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in street name, and those payments will be the responsibility of the participants. However, we have no control over the practices of the depository and/or the participants and there can be no assurance that these practices will not be changed.

         Unless it is exchanged in whole or in part for debt securities in definitive form, a global certificate may generally be transferred only as a whole unless it is being transferred to particular nominees of the depository.

         Unless otherwise stated in any prospectus supplement, The Depository Trust Company, New York, New York will act as depository. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by The Depository Trust Company and its participants.

EVENTS OF DEFAULT

         Under the indentures an event of default, unless a prospectus supplement provides otherwise, will mean any of the following:

         o failure to pay the principal or any premium on any debt security when due;

         o    failure to deposit any sinking fund payment when due;

         o    failure to pay interest on any debt security for 30 days;

         o failure to perform any other covenant in the indenture that continues for 60 days after being given written notice;

         o some events involving our bankruptcy, insolvency or reorganization; or

         o any other event of default included in any indenture or supplemental indenture.

         An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers withholding of notice to be in the best interests of the holders.

         If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% of the total principal amount of the debt securities of the series may declare the entire principal of that series due and payable immediately. If this happens, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration, subject to certain conditions. The trustee will not be charged with knowledge of any event of default other than our failure to make principal and interest payments unless actual written notice is received by the trustee.

         The indentures will limit the right to institute legal proceedings. No holder of any debt securities will have the right to bring a claim under an indenture unless:

         o    the holder has given written notice of default to the trustee;

         o the holders of not less than 25% of the aggregate principal amount of debt securities of the series shall have made a written request to the trustee to bring the claim and furnished the trustee reasonable indemnification as the trustee may require;

         o the trustee has not commenced an action within 60 days of receipt of the notice and indemnification; and

         o no direction inconsistent with the request has been given to the trustee by the holders of not less than a majority of the aggregate principal amount of the debt securities of the series then outstanding.

Subject to applicable law and any applicable subordination provisions, the holders of debt securities may enforce payment of the principal of or premium, if any, or interest on their debt securities.

         The holders of a majority in aggregate principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any power conferred on the trustee, provided, however, that the trustee may decline to follow the holders' direction if, being advised by counsel, the trustee determines that the action is not lawful, or if the trustee in good faith determines that the action would unduly prejudice the holders of the debt securities not taking part in the action or would impose personal liability on the trustee.

         Each indenture will provide that, in case an event of default in respect of a particular series of debt securities has occurred, the trustee is to use the degree of care of a prudent man in the conduct of his own affairs. Subject to these provisions, the trustee is under no obligation to exercise any of its rights or power under the indenture at the request of any of the holders of the debt securities of any series unless they have furnished to the trustee reasonable security or indemnity.

         We will be required to furnish to the trustee an annual statement as to our fulfillment of all of our obligations under the relevant indenture.

DEFEASANCE

         We will be discharged from our obligations on the debt securities of any series at any time we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of destroyed, lost, stolen or mutilated debt securities.

         Under Federal income tax law as of the date of this prospectus, a discharge may be treated as an exchange of the related debt securities. Each holder might be required to recognize a gain or loss equal to the difference between the holder's cost or other tax basis for the debt securities and the value of the holder's interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. We urge you to consult your tax adviser as to the consequences of a discharge, including the applicability and effect of tax laws other than the Federal income tax law.

CONSOLIDATION, MERGER OR SALE

         Each indenture will generally permit us to consolidate or merge with another entity. The indentures will also permit us to sell all or substantially all of our property and assets. If this happens, the remaining or acquiring entity shall assume all of our responsibilities and liabilities under the indentures including the payment of all amounts due on the debt securities and performance of the covenants in the indentures.

         However, we will only consolidate or merge with or into any other entity or sell all or substantially all of our assets according to the terms and conditions of the indentures. The remaining or acquiring entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor entity may exercise our rights and powers under any indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board of directors or any of our officers may be done by the board or officers of the successor entity.

MODIFICATION OF THE INDENTURES

         Under each indenture, we may modify our rights and obligations and the rights of the holders with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. We cannot, however, modify the principal or interest payment terms, or reduce the percentage required for modification, against any holder without its consent. We may also enter into supplemental indentures with the trustee, without obtaining the consent of the holders of any series of debt securities, to cure any ambiguity or to correct or supplement any provision of an indenture or any supplemental indenture which may be defective or inconsistent with any other provision, to pledge any property to or with the trustee or to make any other provisions with respect to matters or questions arising under the indentures, provided that the action does not adversely affect the interests of the holders of the debt securities. We may also enter into supplemental indentures without the consent of holders of any series of debt securities to set forth the terms of additional series of debt securities, to evidence the succession of another person to our obligations under the indenture or to add to our covenants.

CERTIFICATES AND OPINIONS TO BE FURNISHED TO TRUSTEE

         Each indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of an indenture, every time we ask the trustee to take action under the indenture, we must provide a certificate of some of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to the action have been complied with.

REPORT TO HOLDERS OF DEBT SECURITIES

         We will provide audited financial statements annually to holders of debt securities. The trustee will be required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee's eligibility to serve as trustee, the priority of the trustee's claims regarding some advances made by it, and any action taken by the trustee materially affecting the debt securities.

THE TRUSTEE

         A prospectus supplement will name the trustee under the subordinated indentures and the senior indentures.

         Pursuant to applicable provisions of the indentures and the Trust Indenture Act of 1939 governing trustee conflicts of interest, any uncured event of default with respect to any series of debt securities will force the trustee to resign as trustee under either the subordinated indentures or the senior indentures. Any resignation requires the appointment of a successor trustee under the applicable indenture in accordance with the terms and conditions.

         The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of that series.

         Each indenture will contain limitations on the right of the trustee thereunder, in the event that the trustee becomes our creditor, to obtain payment of claims in particular cases or to realize on some property received in respect of any claim as security or otherwise.

                        DESCRIPTION OF OUR CAPITAL STOCK

         We are authorized to issue up to 500,000,000 shares of Class A common stock, $.01 par value, up to 14,000,000 shares of Class B common stock, $.01 par value, and up to 3,000,000 shares of preferred stock, $1.00 par value.

         As of September 30, 1999, we had issued and outstanding 46,011,378 shares of Class A common stock, 3,299,686 shares of Class B common stock, and no shares of preferred stock. As of September 30, 1999, we had 5,585,193 shares of Class A common stock subject to outstanding options, of which options representing 378,000 shares of Class A common stock were then currently exercisable. In addition, up to 5,391,936 shares of Class A common stock could be issued upon conversion of our 4% convertible subordinated notes due March 15, 2005 in the aggregate principal amount of $230 million at a conversion price of $42.66 per share (equivalent to a conversion rate of 23.4432 shares per $1,000 principal amount of 4% notes), and 3,299,686 shares of Class A common stock could be issued upon conversion of all outstanding shares of Class B common stock.

         The relative rights and limitations of the Class A common stock and the Class B common stock, as well as our preferred stock, are summarized below. The following is a summary description of our capital stock. We refer you to the certificate of incorporation and the bylaws, copies of which have been filed as exhibits to our reports or registration statements filed with the SEC, for the complete terms of our capital stock

                 CLASS A COMMON STOCK AND CLASS B COMMON STOCK

VOTING RIGHTS

         Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes on all matters submitted to a vote of the stockholders. Except as otherwise provided by law, Class A common stock and Class B common stock vote together as a single class on all matters presented for a vote of the stockholders. Neither class of our common stock has cumulative voting rights.

CONVERSION

         Class A common stock has no conversion rights. Each share of Class B common stock is convertible at any time, at the option of and without cost to the stockholder, into one share of Class A common stock upon surrender to our transfer agent of the certificate or certificates evidencing the Class B common stock to be converted, together with a written notice of the election of a stockholder to convert shares into Class A common stock. Shares of Class B common stock will also be automatically converted into shares of Class A common stock on the occurrence of events described below. Once shares of Class B common stock are converted into shares of Class A common stock, the shares may not be converted back into Class B common stock.

RESTRICTIONS ON TRANSFER OF CLASS B COMMON STOCK

         No person or entity holding shares of Class B common stock may transfer the shares, whether by sale, assignment, gift, bequest, appointment or otherwise, except to a permitted transferee (as described below). In the case of a Class B holder who is a natural person and the beneficial owner of shares of Class B common stock to be transferred, a permitted transferee consists of:

          o the Class B holder's spouse; provided, however, that upon divorce any Class B common stock held by the spouse shall automatically be converted into Class A common stock;
          o any lineal descendant of any great-grandparent of the Class B holder, including adopted children, and the descendant's spouse (the descendants and their spouses, together with the Class B holder's spouse, are referred to as "family members");
          o the trustee of a trust for the sole benefit of the Class B holder or any of the Class B holder's family members;
          o any charitable organization established by the Class B holder or any of the Class B holder's family members; and
          o any partnership made up exclusively of the Class B holder and any of the Class B holder's family members or any corporation wholly-owned by the Class B holder and any of the Class B holder's family members; provided that, if there is any change in the partners of the partnership or in the stockholders of the corporation that would cause the partnership or corporation no longer to be a permitted transferee, any Class B common stock held by the partnership or corporation shall automatically be converted into Class A common stock.

In the case of a Class B holder that is a partnership or corporation and the beneficial owner of shares of Class B common stock to be transferred, a permitted transferee consists of:

          o the partnership's partners or the corporation's stockholders, as the case may be;
          o any transferor to the partnership or corporation of shares of Class B common stock after the record date of the initial distribution of Class B common stock; and
          o    successors by merger or consolidation.

In the case of a Class B holder that is an irrevocable trust on the record date of the distribution of Class B common stock and the beneficial owner of shares of Class B common stock to be transferred, a permitted transferee consists of:

          o    successor trustees of the trust;
          o any person to whom or for whose benefit principal or income may be distributed under the terms of the trust or any person to whom the trust may be obligated to make future transfers, provided the obligation exists prior to the date the trust becomes a holder of Class B common stock; and
          o    any family member of the creator of the trust.

In the case of a Class B holder that is any trust other than an irrevocable trust on the date of the distribution of Class B common stock and the beneficial owner of shares of Class B common stock to be transferred, a permitted transferee consists of:

          o    successor trustees of the trust; and
          o the person who established the trust and the person's permitted transferees.

         Upon the death or permanent incapacity of any Class B holder, the holder's Class B common stock shall automatically be converted into Class A common stock. All shares of Class B common stock will automatically convert into shares of Class A common stock on the ninetieth day after the death of Darwin Deason or upon the conversion by Mr. Deason of all Class B common stock beneficially owned by Mr. Deason into shares of Class A common stock. Subject to compliance with applicable securities laws, shares of Class B common stock are freely transferable among permitted transferees, but any other transfer of Class B common stock will result in its automatic conversion into Class A common stock. The restriction on transfers of shares of Class B common stock to other than a permitted transferee may preclude or delay a change in control of ACS.

DIVIDENDS AND LIQUIDATION RIGHTS

         The holders of Class A common stock and Class B common stock are entitled to receive dividends out of assets legally available therefore at times and in amounts as the board of directors may from time to time determine. Upon liquidation and dissolution of ACS, the holders of Class A common stock and Class B common stock are entitled to receive all assets available for distribution to stockholders.

OTHER RIGHTS

         The holders of Class A common stock and Class B common stock are not entitled to preemptive or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock.

Our Board of Directors has authority, without shareholder action, to issue up to 3,000,000 shares of preferred stock in one or more series. The issuance of preferred stock could:

         o adversely affect the voting power of the holders of Class A common stock;
         o adversely affect the likelihood that holders will receive dividend payments and payments upon liquidation; and
         o may have the effect of delaying, deferring or preventing a change in control of ACS.


                              STOCK PURCHASE RIGHTS

         We entered into a rights agreement on August 5, 1997, which was amended on April 2, 1999, and authorizes and declares a dividend distribution of one right for each share of Class A common stock and one right for each share of Class B common stock, each as outstanding at the close of business on August 25, 1997. Class A common stock and Class B common stock issued after August 25, 1997 will be issued with an associated right. Each right entitles the registered holder to purchase from us one share of Class A common stock at an exercise price of $150.00 per share, subject to adjustment from time to time.

                                 PREFERRED STOCK

         We have no preferred stock outstanding. This section describes the general terms and provisions of the preferred stock that we may offer by this prospectus. We may issue preferred stock in one or more series. Each series of preferred stock will have its own rights and preferences. We will describe in a prospectus supplement:

          o the specific terms of the series of any preferred stock offered through this prospectus; and
          o any general terms outlined in this section that will not apply to those shares of preferred stock.

This summary of terms is not complete. For additional information before you buy any preferred stock, you should read our charter and bylaws that are in effect on the date that we offer any preferred stock, as well as any applicable amendment to our charter designating terms of a series of preferred stock.

         Under our charter, we have the authority to issue up to 3,000,000 shares of preferred stock. Prior to issuing shares of preferred stock of a particular series, our board of directors will determine or fix the terms of that series of preferred stock, including:

         o    voting rights;
         o    redemption provisions;
         o    conversion rights;
         o    dividend rights;
         o    any sinking fund provisions;
         o    any transfer restrictions; and
         o    preferences in liquidation.

         When we issue shares of preferred stock, they will be fully paid and nonassessable. This means the full purchase price for the outstanding preferred stock will be paid at issuance and that you, as the purchaser of those shares of preferred stock, will not be required later to pay us any additional amount for that preferred stock. The preferred stock will have no preemptive rights to subscribe for any additional securities that we may issue in the future. This means that you, as holders of preferred stock, will not receive any rights to buy any portion of the securities that we may issue in the future. Because our board of directors has the power to establish the preferences and rights of each class or series of preferred stock, our board of directors may grant the holders of any series or class of preferred stock preferences, powers and rights senior to the rights of holders of shares of our common stock. It is not possible to state the actual effect of the authorization and issuance of additional series of preferred stock upon the rights of holders of our common stock until our board of directors determines the specific terms, rights and preferences of a series of preferred stock. These effects might include, among other things:

         o granting the holders of preferred stock priority over the holders of our common stock with respect to the payment of dividends;

         o    diluting the voting power of our common stock; or

         o granting the holders of preferred stock preference with respect to liquidation rights.

In addition, the issuance of preferred stock may, under some circumstances, render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management.


                     CERTIFICATE OF INCORPORATION AND BYLAWS

         Our certificate of incorporation and bylaws contain several provisions that may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt. Among other things, these provisions require 80% vote of stockholders to amend some provisions of our certificate of incorporation or our bylaws; permit only our Chairman, President or a majority of our Board of Directors to call stockholder meetings; divide our Board of Directors into three classes so that only approximately one-third of the total number of directors will be elected each year; and permit directors to be removed, with or without cause, only by vote of at least 80% of the combined voting power. Pursuant to a recently passed amendment to our certificate of incorporation, Mr. Deason has the authority to fill any vacancy resulting from the removal or resignation of a director.

         The certificate of incorporation does not provide for cumulative voting. Any action required or permitted to be taken by our stockholders may be taken at a duly called annual or special meeting of stockholders. The bylaws provide that special meetings of the stockholders may be called only by the Chairman of the board of directors, the President or a majority of the members of the board of directors. These provisions could have the effect of delaying until the next annual stockholders' meeting actions that are not favored by the holders of a majority of the voting power of our outstanding capital stock. Moreover, the bylaws authorize the stockholders to take action by written consent signed by the holders of a majority of the voting power of our outstanding capital stock, provided that written notice is given to those stockholders who have not consented in writing.

         Under the Delaware General Corporation Law, the approval of a Delaware corporation's board of directors, in addition to stockholder approval, is required to adopt any amendment to the company's certificate of incorporation, but the exclusive power to adopt, amend and repeal the bylaws is conferred solely upon the stockholders, unless the corporation's certificate of incorporation also confers the power on its board of directors. Our certificate of incorporation grants the power to amend the bylaws to the board of directors. Our certificate of incorporation also contains provisions permitted under the Delaware General Corporation Law that limit the liability of directors.

         In addition to these provisions of the certificate of incorporation and bylaws, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, which restricts the consummation of some business combination transactions, including mergers, stock and asset sales and other transactions resulting in financial benefit to the stockholder, between a Delaware public corporation and an "interested stockholder" for a period of three years after the date the interested stockholder acquired its stock. An "interested stockholder" is defined as a person who, together with any of the person's affiliates and/or associates, beneficially owns 15% or more of any class or series of stock entitled to vote in the election of directors. However, a person is not an "interested stockholder" if:

         o the transaction is approved by (1) the corporation's board of directors prior to the date the interested stockholder acquired the shares or (2) a majority of the board of directors and by the affirmative vote of the holders of two-thirds of the outstanding shares of each class or series of stock entitled to vote generally in the election of directors, not including the shares owned by the interested stockholder; or

         o the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it became an interested stockholder.

Section 203 of the Delaware General Corporation Law is intended to discourage some takeover practices by impeding the ability of a hostile acquirer to engage in some types of transactions with the target company. Moreover, the bylaws contain a provision that permits any contract or other transaction between ACS and any of our directors, officers or stockholders, or any corporation or firm in which any of them are directly or indirectly interested, to be valid notwithstanding the presence of the director, officer or stockholder at the meeting authorizing the contract or transaction, or his participation or vote in the stockholder's meeting or authorization, subject to conditions, including disclosure.

                          TRANSFER AGENT AND REGISTRAR

         First City Transfer Company, our affiliate, serves as transfer agent and registrar for the Class A common stock and preferred stock.

                         NEW YORK STOCK EXCHANGE LISTING

         Our Class A common stock is listed for trading on the New York Stock Exchange under the symbol "ACS".

                           DESCRIPTION OF DEPOSITARY SHARES

         We have no depositary shares outstanding. We may issue depositary receipts for depositary shares, each of which will represent a fractional interest of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Shares of preferred stock of each series represented by depositary shares will be deposited under a separate deposit agreement among ACS, the depositary named in the deposit agreement and the holders from time to time of the depositary receipts. You are encouraged to read the deposit agreement and depositary receipts.

         Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular series of preferred stock represented by the depositary shares evidenced by the depositary receipt they own, to all the rights and preferences of the preferred stock represented by the depositary shares, including:

         o    dividend rights;

         o    voting rights;

         o    conversion rights;

         o    redemption rights; and

         o    liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following us issuing and delivering the preferred stock to the preferred stock depositary, we will cause the preferred stock depositary to issue, on our behalf, the depositary receipts. A prospectus supplement will include the form of deposit agreement and depositary receipt. These documents will include the provisions described in this prospectus.

DIVIDENDS AND OTHER DISTRIBUTIONS

         The preferred stock depositary will distribute all cash dividends or other cash distributions received relating to the preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by those holders, subject to some obligations of holders to:

         o    file proofs, certificates and other information; and

         o to pay some charges and expenses to the preferred stock depositary.

In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts entitled to the distribution, subject to some obligations of holders to:

         o    file proofs, certificates and other information; and

         o to pay some charges and expenses to the preferred stock depositary,

unless the preferred stock depositary determines that it is not feasible to make those distributions, in which case the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds from the sale to holders of the relevant depositary receipts. No distribution will be made relating to any depositary share to the extent that it represents any preferred stock converted into other securities.

WITHDRAWAL OF STOCK

         Upon surrender of the depositary receipts at the corporate trust office of the preferred stock depositary (unless the related depositary shares have previously been called for redemption or converted into other securities), the holders of those depositary receipts will be entitled to delivery at the corporate trust office, to or upon that holder's order, of the number of whole or fractional shares of the preferred stock and any money or other property represented by the depositary shares evidenced by the depositary receipts owned by the holder. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related preferred stock on the basis of the proportion of preferred stock represented by the depositary share surrendered as specified in the applicable prospectus supplement, but holders of shares of preferred stock will not thereafter be entitled to receive depositary shares for such stock. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to the holder surrendering the depositary receipt at the same time a new depositary receipt evidencing the excess number of depositary shares.

REDEMPTION OF DEPOSITARY SHARES

         Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed, provided we shall have paid in full to the preferred stock depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by us. From and after the date fixed for redemption, all dividends in respect of the shares of preferred stock called for redemption will cease to accrue, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares called for redemption will cease, except the right to receive any moneys payable upon redemption of the depositary receipts and any money or other property to which the holders of the depositary receipts redeemed were entitled upon redemption and surrender, which moneys or other property will be paid to the preferred stock depositary.

VOTING OF PREFERRED STOCK

         Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent such preferred stock. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by each holder's depositary shares. The preferred stock depositary will vote the amount of preferred stock represented by the depositary shares in accordance with the instructions provided by the holder of the depositary shares, and we will agree to take all reasonable action which may be deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to vote in accordance with the instructions provided by the holders. The preferred stock depositary will abstain from voting the amount of preferred stock represented by depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing the depositary shares. The preferred stock depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as such action or non-action is in good faith and does not result from negligence or willful misconduct of the preferred stock depositary.

LIQUIDATION PREFERENCE

         In the event of the liquidation, dissolution or winding up of ACS, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares evidenced by the respective depositary receipt, as set forth in the applicable prospectus supplement.

CONVERSION OF PREFERRED STOCK

         The depositary shares are not convertible into common stock or any other of our securities or property. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by holders of the depositary receipts to the preferred stock depositary with written instructions to the preferred stock depositary to instruct us to cause conversion of the preferred stock represented by the depositary shares evidenced by the depositary receipts surrendered into whole shares of common stock, other shares of our preferred stock or other shares of stock, and we have agreed that upon receipt of instructions to convert and any amounts payable in respect of the conversion, we will cause the conversion of depositary receipts utilizing the same procedures as those provided for delivery of preferred stock to effect conversion of the depositary receipts. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional shares of common stock will be issued upon conversion, and if conversion would result in a fractional share being issued, an amount will be paid in cash by us equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

         The form of depositary receipt evidencing the depositary shares that represent the preferred stock and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred stock will not be effective unless the amendment has been approved by the existing holders of at least sixty-six and two-third percent (66 2/3%) of the depositary shares evidenced by the depositary receipts then outstanding. No amendment will impair the right, subject to some exceptions in the deposit agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any amendment becomes effective will be deemed, by continuing to hold such receipt, to consent and agree to the amendment and to be bound by the deposit agreement as amended by such amendment. The deposit agreement may be terminated by us upon not less than 30 days' prior written notice to the preferred stock depositary if the holders of a majority of each series of preferred stock affected by the termination consents to the termination. Upon a termination that has been consented to the preferred stock depositary will deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by the depositary receipts surrendered by the holder together with any other property held by the preferred stock depositary with respect to the depositary receipts surrendered by the holder. In addition, the deposit agreement will automatically terminate if:

         o    all outstanding depositary shares have been redeemed;

         o there has been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding up of ACS and the distribution has distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock; or

         o each share of the related preferred stock has been converted into our securities not represented by depositary shares.

CHARGES OF PREFERRED STOCK DEPOSITARY

         We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the fees and expenses of the preferred stock depositary for any duties requested by those holders to be performed which are outside of those expressly provided for in the deposit agreement.

RESIGNATION AND REMOVAL OF PREFERRED STOCK DEPOSITARY

         The preferred stock depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred stock depositary. Any resignation or removal of the preferred stock depositary will take effect upon the appointment of a successor preferred stock depositary. A successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

         The preferred stock depositary will forward to holders of depositary receipts any reports, notices, proxy soliciting materials or other communications from us that are received by the preferred stock depositary with respect to the related preferred stock. Neither the preferred stock depositary nor us will be liable if it is prevented from or delayed in, performing its obligations under the deposit agreement, by law or any circumstances beyond its control. Our obligations and the obligations of the preferred stock depositary under the deposit agreement will be limited to performing their duties under the deposit agreement in good faith and without negligence (in the case of any action or in action in the voting of preferred stock represented by the depositary shares), gross negligence or willful misconduct, and we and the preferred stock depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of preferred stock represented thereby unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock represented by the depositary receipts for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give information to us and the preferred stock depositary, and on documents believed in good faith to be genuine and signed by a proper party. In the event the preferred stock depositary receives conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the preferred stock depositary will be entitled to act on those claims, requests or instructions received from us.

                           DESCRIPTION OF OUR WARRANTS

         We have no warrants outstanding. We may issue warrants for the purchase of our preferred stock, Class A common stock or debt securities by this prospectus. Warrants may be:

         o    issued independently;
         o issued together with any other securities offered by any prospectus supplement;
         o issued through a dividend or other distribution to our stockholders; or
         o    attached to or separate from securities.

We may issue warrants under a warrant agreement to be entered into between us and a warrant agent. We will name any warrant agent in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. You are encouraged to read the warrant.

WARRANTS FOR PREFERRED STOCK OR CLASS A COMMON STOCK

         In the applicable prospectus supplement, we will describe the terms of the warrants for the purchase of our preferred stock or Class A common stock, the warrant certificates and applicable warrant agreement, including, where applicable, the following:

         o    the title of the warrants;
         o    their aggregate number;
         o    the price or prices at which we will issue them;
         o    changes to the exercise price;
         o the designation, number and terms of the preferred stock or Class A common stock that can be purchased upon exercise of the warrants;
         o the designation and terms of the other securities, if any, with which the warrants are issued and the number of warrants that are issued with each of those securities;
         o any provisions for adjustment of the number or amount of shares of preferred stock or Class A common stock receivable upon exercise of the warrants;
         o the date, if any, on and after which the warrants and the related preferred stock or Class A common stock, if any, will be separately transferable;
         o the price at which each share of preferred stock or Class A common stock that can be purchased upon exercise of the warrants may be purchased;
         o the date on which the right to exercise them will commence and the date on which that right will expire;
         o the minimum or maximum number of the warrants that may be exercised at any one time;
         o    information with respect to book-entry procedures, if any;
         o    a discussion of material federal income tax considerations; and
         o any other terms of the warrants, including terms, procedures and limitations relating to the transferability, exchange and exercise of the warrants.

WARRANTS FOR DEBT SECURITIES

         In the applicable prospectus supplement, we will describe the terms of the warrants for the purchase of our debt securities, the warrant certificates, and applicable warrant agreement, including the following:

         o    the title of the warrants;

         o    the aggregate number of the warrants;
         o    the price or prices at which the warrants will be issued;
         o the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the warrants, the exercise price and the procedures, terms, limitations and conditions relating to the exercise of the warrants;
         o the designation and terms of any related debt securities with which the warrants are issued, and the number of the warrants issued with each debt security;
         o the date, if any, on and after which warrants and the related debt securities will be separately transferable;
         o the date on which the right to exercise the warrants will commence, and the date on which the right will expire;
         o the maximum or minimum number of warrants which may be exercised at any time;
         o a discussion of the material United States Federal income tax considerations applicable to the warrants; and
         o    any other terms of the warrants.

Prior to the exercise of the warrants, holders of warrants will not have any of the rights of holders of the debt securities that may be purchased upon exercise and will not be entitled to payments of principal of (or premium, if any) or interest, if any, on the debt securities that may be purchased upon such exercise.

EXERCISE OF WARRANTS

         Each warrant will entitle the holder of warrants to purchase for cash the principal amount of debt securities or shares of preferred stock or Class A common stock at the exercise price as set forth in, or be determinable as set forth in, the applicable prospectus supplement relating to the warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

         Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the debt securities, or shares of preferred stock or Class A common stock purchasable upon exercise of the warrant. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

                DESCRIPTION OF CAPITAL SECURITIES OF THE TRUSTS

          Each of the issuer trusts will issue only one series of capital securities and one series of common securities. The trust agreement for each of the trusts will be qualified as an indenture under the Trust Indenture Act of 1939. The capital securities will have terms and be subject to conditions described in the trust agreement or made a part of that agreement by the Trust Indenture Act. A prospectus supplement and possibly a supplemental indenture relating to the series of capital securities will include the specific terms of that series. You are encouraged to read the indenture.

GENERAL

          The capital securities will represent preferred undivided beneficial interests in the assets of the applicable trust. The only assets of a trust, and its only source of revenues, will be the debt securities purchased by that trust with the proceeds from the issuance of its capital securities and common securities. Accordingly, distributions and other payment dates for the trust securities will correspond with the interest and other payment dates for the debt securities. See "Description of Debt Securities" in this prospectus and in the applicable prospectus supplement for a description of the debt securities. If we do not make payments on the debt securities owned by a trust in accordance with their terms, that trust will not have funds available to pay distributions or other amounts payable on the capital securities and common securities issued by that trust in accordance with those securities' terms. The capital securities issued by a trust will rank equally, and payments on those capital securities will be made on a pro rata basis, with the common securities issued by the trust except as described below and in the applicable prospectus supplement. We will fully and unconditionally guarantee the capital securities to the extent described in this prospectus and in the applicable prospectus supplement.

          A prospectus supplement relating to any capital securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

          o the specific designation, stated amount of each capital security, number to be issued by the applicable trust and purchase price;

          o the currency or units based on or relating to currencies in which distributions and other payments on the capital security will or may be payable;

          o the distribution rate or rates, or the method by which that rate or those rates will be determined, if any;

          o    the date or dates on which any distributions will be payable;

          o    any provisions relating to deferral of distribution payments;

          o the place or places where distributions and other amounts payable on the capital securities will be payable;

          o    any repayment, redemption, prepayment or sinking fund provisions;

          o    the voting rights, if any, of holders of the capital securities;

          o the terms and conditions, if any, upon which the assets of the trust may be distributed to holders of the capital securities;

          o    any applicable United States federal income tax consequences; and

          o    any other specific terms of the capital securities.


DISTRIBUTIONS

          Distributions on the capital securities will be cumulative. Distributions will accumulate from the date of original issuance and will be payable on the dates specified in the applicable prospectus supplement. The amount of distributions payable for any period less than a full distribution period will be computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in that period, unless otherwise specified in the applicable prospectus supplement. Distributions payable for each full distribution period will be computed by dividing the annual rate by four, unless otherwise specified in the applicable prospectus supplement.

SUBORDINATION OF COMMON SECURITIES

          Payment of distributions on, and other amounts payable under the capital securities and common securities issued by a trust will be made pro rata based on the stated amount of each security of the capital securities and common securities. However, unless otherwise provided in the applicable prospectus supplement, if on any date on which distributions or other amounts are payable with respect to any capital securities and common securities, an "event of default" with respect to the debt securities owned by a trust has occurred and is continuing as a result of our failure to pay any amounts in respect of those debt securities when due, no payment of any distribution on or other amounts payable under the common securities may be made unless payment in full in cash of all accumulated amounts then due and payable with respect to all of a trust's outstanding capital securities have been made or provided for, and all funds immediately available to the property trustee will first be applied to the payment in full in cash of all distributions on, and all other amounts with respect to, capital securities then due and payable.

          In the case of an "event of default" with respect to any capital securities resulting from an "event of default" with respect to debt securities, the holders of the applicable trust's common securities will be deemed to have waived any right to act with respect to a capital securities "event of default" under the applicable trust agreement until the effects of the debt securities "event of default" that causes the capital securities "event of default" have been cured, waived or otherwise eliminated. Until all the capital securities "events of default" have been cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the capital securities and not on behalf of the holders of the common securities, and only the holders of the capital securities will have the right to direct the property trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

          The amount payable on capital securities in the event of any liquidation of a trust will be the stated amount of each capital security or any other amount specified in the applicable prospectus supplement plus accumulated and unpaid distributions, which, if specified in the applicable prospectus supplement, may be in the form of a distribution of the debt securities owned by the applicable trust.

          The holders of all the outstanding common securities of a trust will have the right at any time to dissolve that trust and, after satisfaction of liabilities to the trust's creditors, as provided by applicable law, cause the debt securities owned by that trust to be distributed to the holders of the capital securities and common securities in liquidation of the trust as described in the applicable prospectus supplement. Other terms for the dissolution of a trust and the distribution or liquidation of its assets to holders of securities issued by the trust will be described in the applicable prospectus supplement.

CAPITAL SECURITIES EVENTS OF DEFAULT; NOTICE

          Any one of the following events constitutes an "event of default" under a trust agreement with respect to the capital securities issued under that trust agreement:

          o the occurrence of an "event of default" with respect to the debt securities in which the proceeds of the capital securities have been invested;

          o default by the applicable trust or the property trustee in the payment of any distribution on those capital securities when the distribution becomes due and payable, and continuation of that default for a period of 30 days;

          o default by a trust or the property trustee in the payment of any redemption price of any security issued under the trust agreement when it becomes due and payable;

          o default in the performance, or breach, in any material respect, of any covenant or warranty of either of the applicable property trustees or other trustees (other than a covenant or warranty, a default in the performance of which or the breach of which is dealt with above), and continuation of the default or breach for a period of 60 days after we and the applicable property trustees and other trustees have been given, by registered or certified mail, by the holders of at least 25% in aggregate stated amount of each outstanding capital security, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "notice of default" under the applicable trust agreement; or

          o the occurrence of some events of bankruptcy or insolvency with respect to the property trustee or all or substantially all of its property if a successor property trustee has not been appointed within 90 days of these bankruptcy or insolvency events.

          Within ten business days after the occurrence of any "event of default" actually known to the property trustee with respect to capital securities, the property trustee will transmit notice of that "event of default" to the holders of the applicable capital securities and common securities and the administrators under the trust agreement, unless the "event of default" has been cured or waived. We, as depositor, and the administrators under the trust agreement are required to file annually with the property trustee a certificate as to whether or not we and the administrators are in compliance with all the conditions and covenants applicable to us and them under each trust agreement.

          If an "event of default" with respect to debt securities has occurred and is continuing as a result of our failure to pay any amounts in respect of the debt securities owned by a trust when due, the capital securities issued by that trust will have a preference over the common securities issued by that trust with respect to payments of any amounts in respect of the capital securities as described above.

REMOVAL OF ISSUER TRUSTEES; APPOINTMENT OF SUCCESSORS

         The holders of at least a majority in aggregate stated amount of the outstanding capital securities may remove a property or other trustee for cause or, if an "event of default" with respect to debt securities has occurred and is continuing, with or without cause. If a property or other trustee is removed by the holders of the outstanding capital securities, the successor may be appointed by the holders of at least 25% in aggregate stated amount of the outstanding capital securities. If a property or other trustee resigns, that trustee will appoint its successor. If a property or other trustee fails to appoint a successor, the holders of at least 25% in aggregate stated amount of the outstanding capital securities may appoint a successor. If a successor has not been appointed by the holders, any holder of capital securities or common securities or another property or other trustee under the same trust agreement may petition a court of competent jurisdiction to appoint a successor. Any Delaware trustee must meet the applicable requirements of Delaware law. Any property trustee must be a national - or state-chartered bank, and at the time of appointment have capital and surplus of at least $50,000,000. No resignation or removal of a property or other trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable trust agreement.

MERGER OF CONSOLIDATION OF A PROPERTY OR OTHER TRUSTEE

         Any entity into which a property or other trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which that property or other trustee is a party, or any entity succeeding to all or substantially all the corporate trust business of that property or other trustee, will be the successor of that property or other trustee under each trust agreement, provided that entity is otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE TRUSTS

         A trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any entity, except as described below or as otherwise specified in the applicable trust agreement. A trust may, at the request of the holders of the common securities and with the consent of the holders of at least a majority in aggregate stated amount of its outstanding capital securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any state, so long as:

          o that successor entity either expressly assumes all the obligations of the trust with respect to the trust's capital securities or substitutes for the trust's capital securities other securities having substantially the same terms as the trust's capital securities so long as these substituted capital securities have the same priority as the trust's capital securities with respect to distributions and payments upon liquidation, redemption and otherwise;

          o a trustee of a successor entity, possessing the same powers and duties as the property trustee, is appointed to hold the corresponding debt securities;

          o the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the trust's capital securities, including any securities substituted for the capital securities, to be downgraded by any nationally recognized statistical rating organization;

          o the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not negatively impact the rights, preferences and privileges of the holders of the trust's capital securities, including any securities substituted for the capital securities, in any material respect;

          o the successor entity has a purpose substantially identical to that of the trust;

          o prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the trust has received an opinion from independent counsel experienced in such matters to the effect that the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not negatively impact the rights, preferences and privileges of the holders of the trust's capital securities, including any securities substituted for the capital securities, in any material respect and following the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940; and

          o we or any permitted successor or assignee own, directly or indirectly, all the common securities of the successor entity and guarantee the obligations of the successor entity under the securities substituted for the capital securities at least to the extent provided by the related guarantee.

Notwithstanding the foregoing, a trust may not, except with the consent of holders of 100% in aggregate stated amount of the trust's capital securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the trust or the successor entity to be taxable as a corporation for United States federal income tax purposes.

VOTING RIGHTS, AMENDMENT OF TRUST AGREEMENTS

          Except as provided below, the holders of the capital securities will have no voting rights.

          Each trust agreement may be amended from time to time by the holders of a majority in aggregate stated amount of the common securities and the property trustee, without the consent of the holders of the capital securities:

          o to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, provided that any amendment does not have a significant negative impact on the interests of any holder of the capital securities or common securities issued by that trust; or

          o to modify, eliminate or add to any provisions of the trust agreement to the extent necessary to ensure that the trust will not be taxable as a corporation for United States federal income tax purposes at any time that any of the capital securities or common securities issued by that trust are outstanding or to ensure that the trust will not be required to register as an "investment company" under the Investment Company Act.

Any of these amendments of the trust agreement will become effective when notice of the amendment is given to the holders of the capital securities or common securities issued by that trust.

          Each trust agreement may be amended by the holders of a majority in aggregate stated amount of the common securities and the property trustee with the consent of holders representing not less than a majority in aggregate stated amount of the outstanding capital securities and receipt by the property and other trustees of an opinion of counsel to the effect that the amendment or the exercise of any power granted to the property and other trustees in accordance with the amendment will not cause the trust to be taxable as a corporation for United States federal income tax purposes or affect the trust's exemption from status as an "investment company" under the Investment Company Act. However, without the consent of each holder of the capital securities or common securities issued by that trust that are affected by the amendment, a trust agreement may not be amended to change the amount or timing of any distribution on the capital securities or common securities issued by that trust or otherwise negatively impact the amount of any distribution required to be made in respect of those capital securities and common securities as of a specified date or restrict the right of a holder of the securities issued by that trust to institute suit for the enforcement of any payment on or after that date.

          So long as any debt securities are held by a trust, the property trustee will not:

          o direct the time, method and place of conducting any proceeding for any remedy available to the debt securities trustee, or execute any trust or power conferred on the property trustee with respect to the debt securities;

          o waive any past default that may be waived under the applicable indenture;

          o exercise any right to rescind or annul a declaration that the principal amount of those debt securities are due and payable; or

          o consent to any amendment, modification or termination of the applicable indenture or the debt securities, where the consent will be required, without, in each case, obtaining the prior approval of the holders of at least a majority in aggregate stated amount of the outstanding capital securities, except that, if a consent under the indenture would require the consent of each holder of the debt securities affected by the amendment, no consent will be given by the property trustee without the prior consent of each holder of the capital securities. The property trustee may not revoke any action previously authorized or approved by a vote of the holders of the capital securities except by subsequent vote of the holders of capital securities issued by the applicable trust.

The property trustee will notify each holder of the capital securities of any notice of default with respect to the applicable debt securities. In addition to obtaining the foregoing approvals of the holders of the capital securities, before taking any of the foregoing actions, the property trustee will obtain an opinion of counsel experienced in those matters to the effect that the trust will not be taxable as a corporation for United States federal income tax purposes on account of that action.

          Any required approval of holders of capital securities may be given at a meeting of holders of capital securities convened for that purpose, or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of capital securities are entitled to vote, or of any matter upon which action by written consent of those holders is to be taken, to be given to each registered holder of capital securities in the manner set forth in each trust agreement.

          No vote or consent of the holders of capital securities will be required to redeem and cancel capital securities in accordance with the applicable trust agreement.

          Notwithstanding that holders of capital securities are entitled to vote or consent under any of the circumstances described above, any of the capital securities that we own, the property or other trustees or any of our affiliates or any of the property or other trustees' affiliates, will, for purposes of that vote or consent, be treated as if they were not outstanding.

EXPENSES AND TAXES

          In connection with the debt securities owned by a trust, we, as borrower, will agree to pay all debts and other obligations (other than with respect to the capital securities issued by the trust) and all costs and expenses of that trust (including costs and expenses relating to the organization of that trust, the fees and expenses of the property and other trustees for that trust and the costs and expenses relating to the operation of that trust) and to pay any and all taxes and all costs and expenses with respect to that trust (other than United States withholding taxes) to which the trust might become subject. Our foregoing obligations under the debt securities owned by a trust are for the benefit of, and will be enforceable by, any person to whom any of those debts, obligations, costs, expenses and taxes are owed whether or not that creditor has received notice of those debts, obligations, costs, expenses and taxes. Any of these creditors may enforce those obligations directly against us, and we will irrevocably waive any right or remedy to require that any of these creditors take any action against the applicable trust or any other person before proceeding against us. We will also agree in the debt securities owned by a trust to execute all additional agreements as may be necessary or desirable to give full effect to the foregoing.

PAYMENT AND PAYING AGENCY

          The applicable prospectus supplement will specify the manner in which payments in respect of the capital securities will be made. The paying agent for capital securities will initially be the property trustee and any copaying agent chosen by the property trustee and acceptable to the administrators under the trust agreement. The paying agent will be permitted to resign as paying agent upon 30 days' written notice to the property trustee and the administrators. If the property trustee is no longer the paying agent, the property trustee will appoint a successor, which must be a bank or trust company reasonably acceptable to the administrators, to act as paying agent.

REGISTRAR AND TRANSFER AGENT

          Unless otherwise specified in the applicable prospectus supplement, the property trustee will act as registrar and transfer agent for the capital securities.

          Registration of transfers of capital securities will be effected without charge by or on behalf of each trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trusts will not be required to register or cause to be registered the transfer of their capital securities after those capital securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

          The property trustee, other than during the occurrence and continuance of an "event of default" with respect to the capital securities, undertakes to perform only those duties as are specifically stated in each trust agreement and, after that capital securities "event of default", must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the applicable trust agreement at the request of any holder of capital securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby for exercising those powers.

MISCELLANEOUS

          The administrators under the trust agreement and the property trustee are authorized and directed to conduct the affairs of and to operate the trusts in such a way that the trusts will not be deemed to be an "investment company" required to be registered under the Investment Company Act of 1940 or taxable as a corporation for United States federal income tax purposes and so that the debt securities owned by the trusts will be treated as our indebtedness for United States federal income tax purposes. In this connection, the property trustee and the holders of common securities are authorized to take any action, not inconsistent with applicable law, the certificate of trust of each trust or each trust agreement, that the property trustee and the holders of common securities determine in their discretion to be necessary or desirable for those purposes, as long as that action does not have a significant negative impact on the interests of the holders of the related capital securities.

          Holders of the capital securities have no preemptive or similar rights.

          The trusts may not borrow money or issue debt or mortgage or pledge any of their assets.

GOVERNING LAW

          Each trust agreement will be governed by and construed in accordance with Delaware law.

                            DESCRIPTION OF GUARANTEES

          We will execute and deliver, concurrently with the issuance by each trust of its capital securities, a guarantee for the benefit of the holders from time to time of those capital securities. You are encouraged to read the guarantee. A copy of the form of the guarantee is available upon request from the guarantee trustee. The guarantee trustee will hold each guarantee for the benefit of the holders of the related trust's capital securities.

GENERAL

          Pursuant to a guarantee, we will irrevocably and unconditionally agree to pay in full, to the extent described in the guarantee, guarantee payments to the holders of the capital securities covered by that guarantee, as and when due, regardless of any defense, right of setoff or counterclaim that the trust that issued those capital securities may have or assert other than the defense of payment. The following guarantee payments with respect to capital securities, to the extent not paid by or on behalf of the trust that issued the capital securities, will be subject to the guarantee:

          o any accumulated and unpaid distributions required to be paid on the capital securities, to the extent that the trust has funds on hand available for the distribution at that time, if any;

          o the redemption price with respect to any capital securities called for redemption, including all accumulated and unpaid distributions on those capital securities, to the extent that trust has funds on hand available for the redemption price at that time; and

          o upon a voluntary or involuntary dissolution, winding up or liquidation of the trust unless the debt securities owned by the trust are distributed to holders of the capital securities in accordance with the terms of the capital securities, the lesser of the aggregate of the stated amount of all the outstanding capital securities and all accumulated and unpaid distributions to the date of payment, and the amount of assets of the trust remaining available for distribution to holders of capital securities on liquidation of the trust.

Our obligation to make a guarantee payment may be satisfied by our direct payment of the required amounts to the holders of the capital securities or by causing the applicable trust to pay those amounts to the holders.

          Each guarantee will be an irrevocable guarantee of the related trust's obligations under the capital securities covered by the guarantee, but will apply only to the extent that the related trust has funds sufficient to make those payments, and is not a guarantee of collection.

          If we do not make payments on the debt securities owned by a trust, that trust will not be able to pay any amounts payable in respect of its capital securities and will not have funds legally available for those payments and, in such event, holders of the capital securities would not be able to rely upon the guarantee for payment of those amounts. Each guarantee will have the same ranking as the debt securities owned by the trust that issues the capital securities covered by the guarantee. No guarantee will limit our incurrence or issuance of other secured or unsecured debt.

STATUS OF THE GUARANTEES

          Each guarantee will constitute our unsecured obligation and will rank equally in right of payment with the debt securities owned by the trust that issues the capital securities covered by the guarantee.

          Each guarantee will constitute a guarantee of payment and not of collection. Each guarantee will be held by the guarantee trustee for the benefit of the holders of the related capital securities. Each guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the trust or, if applicable, distribution to the holders of the capital securities of the debt securities owned by the trust.

AMENDMENTS AND ASSIGNMENT

          Changes to a guarantee which do not significantly and negatively impact the rights of holders of the capital securities covered by that guarantee will not require the consent or approval of any of the holders of those capital securities. However, the changes to a guarantee which significantly and negatively impact the rights of holders of the capital securities covered by that guarantee may not be made without the prior approval of the holders of not less than a majority of the aggregate stated amount of those capital securities outstanding. The manner of obtaining that approval will be set forth in the applicable prospectus supplement. All guarantees and agreements contained in each guarantee will bind our successors, assigns, receivers, trustees and representatives that are covered by a guarantee and will inure to the benefit of the holders of the capital securities then outstanding.

EVENTS OF DEFAULT

          An event of default under a guarantee will occur upon our failure to perform any of our payment obligations under that guarantee, or to perform any nonpayment obligation if that nonpayment default remains unremedied for 30 days. The holders of not less than a majority in aggregate stated amount of the outstanding capital securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of that guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under that guarantee.

          Any registered holder of capital securities may institute a legal proceeding directly against us to enforce its rights under the guarantee which covers that holder's capital securities without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

          We, as guarantor, are required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to the guarantee trustee under the guarantees.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

          The guarantee trustee, other than during the occurrence and continuance of our default in the performance of any guarantee, undertakes to perform only those duties as are specifically set forth in the guarantee and, after the occurrence of our default with respect to the guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by any guarantee at the request of any holder of the capital securities covered by a guarantee unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred in exercising the requested power.

TERMINATION OF THE GUARANTEE

          Each guarantee will terminate and be of no further force and effect upon full payment of the redemption price of the capital securities covered by that guarantee, upon full payment of the amounts payable with respect to the capital securities upon liquidation of the related trust or upon distribution of the debt securities owned by the trust to the holders of the capital securities. Each guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the capital securities must repay any sums with respect to the capital securities or that guarantee.

GOVERNING LAW

          Each guarantee will be governed by and construed in accordance with New York law.

                              PLAN OF DISTRIBUTION

          We, the trusts and, with respect to his Class A common stock that could be sold hereunder, Mr. Deason may sell the securities:

          o    through underwriters or dealers;
          o    directly to one or more purchasers;
          o    through agents; or
          o    through a combination of any of these methods.

          BY AGENTS

          We, the trusts and, with respect to his Class A common stock that could be sold hereunder, Mr. Deason may use agents to sell the securities. The agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

          BY UNDERWRITERS

          We, the trusts and, with respect to his Class A common stock that could be sold hereunder, Mr. Deason may sell the securities to underwriters. The underwriters may resell the securities in one or more transactions, including:

          o    at a fixed public offering price;
          o    at varying prices determined at the time of sale; or
          o    negotiated transactions.

The obligations of the underwriters to purchase the securities will be subject to conditions. Each underwriter will be obligated to purchase all the securities allocated to it under the underwriting agreement. The underwriters may change any initial public offering price and any discounts or concessions.

DIRECT SALES

          We, the trusts and, with respect to his Class A common stock that could be sold hereunder, Mr. Deason may sell the securities directly to you. In this case, no underwriters or agents would be involved.

GENERAL INFORMATION

          Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined under the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act.

          We, the trusts and, with respect to his Class A common stock that could be sold hereunder, Mr. Deason may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments that they may be required to make.

          Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their business.

          A supplement to this prospectus will set forth the terms of the offering of the securities, including, where applicable:

          o the name or names of any underwriters or agents with whom we or the trusts have entered into arrangements with respect to the sale or issuance of the securities;
          o    the public offering price;
          o any underwriting discounts, concessions or other items constituting underwriters' compensation from us, the trusts or, with respect to his Class A common stock that could be sold hereunder, Mr. Deason and any other discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers;
          o    any bidding or auction process;
          o    any commissions paid to any agents; and
          o the net proceeds to us, the trust or, with respect to his Class A common stock that could be sold hereunder, Mr. Deason.

          Unless otherwise set forth in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than the shares of Class A common stock, which will be listed on the NYSE. Any shares of Class A common stock sold pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance. We may elect to list any series of preferred stock or debt securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of securities, but they are not obligated to do so and any underwriter may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the securities.

          In order to comply with the securities laws of some states, if applicable, the securities offered hereby will be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in some states securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

                                     EXPERTS

          The consolidated financial statements of ACS as of June 30, 1999 and 1998 and for each of the fiscal years in the three-year period ended June 30, 1999 have been incorporated in this prospectus by reference from the ACS Annual Report on Form 10-K for the year ended June 30, 1999, except as they relate to ACS Government Solutions, Inc. (formerly Computer DataSystems, Inc. (CDSI)) as of June 30, 1997 and for the year ended June 30, 1997, and have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report which is incorporated herein by reference. The consolidated financial statements of CDSI as of June 30, 1997 and for the period ended June 30, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their respective report thereon included in the Company's Annual Report on Form 10-K for the year ended June 30, 1999, which is incorporated by reference herein. ACS' consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

          The consolidated financial statements of BRC as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 as included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, which is incorporated herein by reference, have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report which appears in such Annual Report on Form 10-K. Such consolidated financial statements are incorporated herein by reference upon such report given on the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

          The validity of the securities offered by this prospectus has been passed upon on behalf of ACS by Hughes & Luce, L.L.P., Dallas, Texas. Any underwriters will be advised about other issues relating to any offering we do under this prospectus by their own legal counsel.

================================================================================
         You should rely only on the information contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. We have not authorized anyone else to provide you with different information. You must not rely on any unauthorized information or representations. The securities are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

                                TABLE OF CONTENTS

                                                                                                            PAGE
About This Prospectus.......................................................................................... 1
Risk Factors................................................................................................... 1
Where You Can Get More Information............................................................................. 9
A Warning About Forward-Looking Statements.....................................................................11
Affiliated Computer Services, Inc..............................................................................13
The Issuer Trusts..............................................................................................15
Use of Proceeds................................................................................................16
Ratio of Earnings to Fixed Charges.............................................................................16
Recent Pro Forma Information...................................................................................17
Selling Stockholder............................................................................................21
Description of Our Debt Securities.............................................................................23
Description of Our Capital Stock...............................................................................31
Description of Our Depositary Shares...........................................................................37
Description of Our Warrants....................................................................................42
Description of Capital Securities of the Trusts................................................................44
Description of Guarantees......................................................................................53
Plan of Distribution...........................................................................................56
Experts........................................................................................................57
Legal Matters..................................................................................................58

                                  $500,000,000

                       AFFILIATED COMPUTER SERVICES, INC.

                                 Debt Securities
                                  Common Stock
                                 Preferred Stock
                                Depositary Shares
                                    Warrants

                               ACS CAPITAL TRUST I
                              ACS CAPITAL TRUST II

                               Capital Securities
                      Fully and Unconditionally Guaranteed,
                       To The Extent Described Herein, By

                       AFFILIATED COMPUTER SERVICES, INC.

                                   PROSPECTUS


                                   [ACS LOGO]
================================================================================

                                     PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table indicates the estimated expenses to be incurred in connection with the offering described in this registration statement, all of which will be paid by us.

Registration fee.......................................................................     $  139,000
Printing fees..........................................................................         50,000
Accounting fees and expenses...........................................................         50,000
Legal fees and expenses................................................................        100,000
Blue Sky fees and expenses (including counsel fees)....................................         10,000
Rating Agency Fees.....................................................................        150,000
Miscellaneous expenses.................................................................         50,000
                                                                                            ----------
     Total:............................................................................     $  549,000
                                                                                            ----------

         If Mr. Deason sells any Class A common stock through this registration statement, he will be responsible for any underwriting fees, discounts or commissions attributable to the shares of Class A common stock sold.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our certificate of incorporation provides that no director of ACS will be personally liable to ACS or any of its stockholders for monetary damages arising from the director's breach of fiduciary duty as a director, with limited exceptions. Under the provisions of Section 145 of the Delaware General Corporation Law, every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with an action, suit or proceeding. The power to indemnify applies only if the person acted in good faith and in a manner the person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in these actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply. Our certificate of incorporation contains provisions requiring us to indemnify our officers and directors to the fullest extent permitted by the Delaware General Corporation Law.

ITEM 16. EXHIBITS.

         The Exhibits to this registration statement are listed in the Index to Exhibits on page II-5 of this registration statement, which Index is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

(a) Insofar as indemnification by the registrants for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer, or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(b)    The undersigned registrants hereby undertake:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any acts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       provided, however, that paragraphs (b)(1)(i) and (b)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offered thereof; and

       (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) and 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)    The undersigned registrants hereby undertake that:

       (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Securities Act of 1933, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on November 12, 1999.

                                     AFFILIATED COMPUTER SERVICES, INC.

                                     By: /s/ Mark A. King
                                        ----------------------------------------
                                         Mark A. King
                                         Director, Executive Vice President
                                         and Chief Financial Officer



                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Jeffrey A. Rich and David W. Black his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.



         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

                 SIGNATURE                                        TITLE                                DATE
-------------------------------------------       -------------------------------------          -----------------
/s/ Darwin Deason                                         Chairman of the Board                  November 12, 1999
-------------------------------------------
Darwin Deason

/s/ Jeffrey A. Rich                                      Director, President and                 November 12, 1999
-------------------------------------------              Chief Executive Officer
Jeffrey A. Rich

/s/ Mark A. King                                   Director, Executive Vice President            November 12, 1999
-------------------------------------------            and Chief Financial Officer
Mark A. King

/s/ Henry G. Hortenstine                                      Director and                       November 12, 1999
-------------------------------------------             Executive Vice President
Henry G. Hortenstine

/s/ David W. Black                                 Director, Executive Vice President,           November 12, 1999
-------------------------------------------           Secretary and General Counsel
David W. Black

                 SIGNATURE                                        TITLE                                DATE
-------------------------------------------       -------------------------------------          -----------------
/s/ Peter A. Bracken                                   Director and Vice Chairman,               November 12, 1999
-------------------------------------------                  ACS Government
Peter A. Bracken                                          Solutions Group, Inc.

/s/ Joseph P. O'Neill                                           Director                         November 12, 1999
-------------------------------------------
Joseph P. O'Neill

/s/ Frank A. Rossi                                              Director                         November 12, 1999
-------------------------------------------
Frank A. Rossi

/s/ Clifford M. Kendall                                         Director                         November 12, 1999
-------------------------------------------
Clifford M. Kendall

         Pursuant to the requirements of the Securities Act of 1933, ACS Capital Trust I and ACS Capital Trust II each certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on November 12, 1999.

                                     ACS CAPITAL TRUST I

                                     By: Affiliated Computer Services, Inc.

                                     By:  /s/ Mark A. King
                                        ----------------------------------------
                                          Mark A. King
                                          Director, Executive Vice President
                                          and Chief Financial Officer


                                     ACS CAPITAL TRUST II

                                     By: Affiliated Computer Services, Inc.

                                     By:  /s/ Mark A. King
                                        ----------------------------------------
                                          Mark A. King
                                          Director, Executive Vice President
                                          and Chief Financial Officer

                                INDEX TO EXHIBITS

EXHIBIT NUMBER               DESCRIPTION
--------------               -----------
     1.1**                   Form of Underwriting Agreement.

     3.1*                    Certificate of Incorporation of ACS, as amended through October 26, 1999.

     3.2*                    Bylaws of ACS, as amended through October 26, 1999.

     4.1**                   Form of Senior Indenture.

     4.2**                   Form of Subordinated Indenture.

     4.3**                   Form of Warrant.

     4.4**                   Form of Deposit Agreement

     4.5**                   Form of Depositary Receipt

     4.6                     Form of New Class A Common Stock Certificate, filed as Exhibit 4.3 to the
                             Company's Form S-1 (Registration No. 333-79394) (the "Form S-1") and
                             incorporated herein by reference.

     4.7                     First Amended and Restated Rights Agreement, dated April 2, 1999, between the Company and First City Transfer Company, as Rights Agent
                             filed as Exhibit 4.1 to the Company's Report on Form 8-K dated May 19, 1999 and incorporated herein by reference.

     4.8                     Indenture, dated as of March 20, 1998 between Affiliated Computer Services,
                             Inc., as issuer and U.S. Trust Company of Texas, N.A. as trustee, filed as
                             Exhibit 4.1 to the Company's Report on Form 8-K dated March 20, 1998 and incorporated herein by reference.

     4.9                     Registration Rights Agreement, dated as of March 17, 1998 between Affiliated
                             Computer Services, Inc. and Goldman, Sachs & Co., Bear, Stearns & Co., Inc.,
                             Smith Barney Inc., Hambrecht & Quist LLC, Donaldson, Lufkin & Jenrette Securities
                             Corporation and Prudential Securities Incorporated, filed as Exhibit 4.2 to the
                             Company's Report on Form 8-K dated March 20, 1998 and incorporated herein by reference.

     4.10*                   Certificate of Trust of ACS Capital Trust I.

     4.11*                   Certificate of Trust of ACS Capital Trust II.

     4.12*                   Trust Agreement of ACS Capital Trust I.

     4.13*                   Trust Agreement of ACS Capital Trust II.

     4.14**                  Form of Amended and Restated Trust Agreement to be used in connection with the issuance of the Capital Securities

     4.15**                  Form of Capital Security

     4.16**                  Form of Capital Securities Guarantee

     5.1*                    Opinion of Hughes & Luce, LLP, special counsel to Affiliated Computer
                             Services, Inc., as to the legality of the securities being registered hereby.

    12.1*                    Statement Regarding Computation of Ratios

    23.1*                    Consent of Hughes & Luce, LLP (included in Exhibit 5.1).

    23.2*                    Consent of PricewaterhouseCoopers LLP.

    23.3*                    Consent of PricewaterhouseCoopers LLP.

    23.4*                    Consent of Ernst & Young LLP.

    24.1*                    Power of Attorney (included in Part II of the registration statement).

    25.1**                   Statement of Eligibility on Form T-1

------------------------

*   Filed herewith.
** To be filed by a post-effective amendment or by a Current Report on Form 8-K pursuant to the Securities Exchange Act of 1934, as appropriate.